EXECUTION COPY


                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                               INFO SYSTEMS, INC.

                                  MARK STELLINI

                             EMIDIO F. STELLINI, JR.

                                    JAY FOGGY

                                  RICHARD ROUX

                                JENNIFER MCKENZIE


                                       AND


                             MTM TECHNOLOGIES, INC.




                          DATED AS OF JANUARY 27, 2005


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                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----

ARTICLE I. PURCHASE OF STOCK...................................................1

    1.1    Purchase and Sale of Stock..........................................1

    1.2    Delivery of Stock...................................................1

    1.3    Further Acts and Assurances.........................................1

ARTICLE II. SHAREHOLDER REPRESENTATIVE.........................................2

    2.1    Shareholder Representative..........................................2

    2.2    No Liability for Shareholder Representative.........................3

    2.3    Purchaser Representative............................................3

ARTICLE III. PURCHASE PRICE....................................................3

    3.1    Purchase Price......................................................3

    3.2    Earnout Consideration...............................................6

    3.3    Additional Cash Consideration.......................................7

    3.4    Limitations on the Issuance of Purchaser Common Stock...............7

ARTICLE IV. THE CLOSING........................................................8

    4.1    Date of Closing.....................................................8

ARTICLE V. REPRESENTATIONS AND WARRANTIES......................................8

    5.1    Operating Representations and Warranties............................8

           5.1.1   Organization................................................8
           5.1.2   Good Standing...............................................8
           5.1.3   Authorization and Effect of Agreement.......................8
           5.1.4   No Restrictions Against the Assets and Properties of
                   the Company; Required Consents..............................9
           5.1.5   No Third Party Options......................................9
           5.1.6   Financial Statements........................................9
           5.1.7   Accounts Receivable........................................10
           5.1.8   Inventory..................................................10
           5.1.9   Absence of Undisclosed Liabilities; No Other Business......10
           5.1.10  Books of Account...........................................11
           5.1.11  Contracts and Commitments..................................11
           5.1.12  Title to Assets............................................13
           5.1.13  Intellectual Property......................................13
           5.1.14  Capitalization.............................................14
           5.1.15  Real Property..............................................14
           5.1.16  Insurance..................................................15
           5.1.17  Conduct Since the Interim Balance Sheet Date...............15


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           5.1.18  Customers and Suppliers....................................17
           5.1.19  Labor Matters..............................................17
           5.1.20  Employee Benefit Plans.....................................18
           5.1.21  Litigation; Decrees........................................20
           5.1.22  Compliance With Law; Permits...............................21
           5.1.23  Environmental Matters......................................21
           5.1.24  Taxes......................................................22
           5.1.25  Certain Business Practices and Regulations;
                   Potential Conflicts of Interest............................25
           5.1.26  Warranties and Returns.....................................25
           5.1.27  Disclosure.................................................25
           5.1.28  Credit Cards and Bank Accounts.............................26
           5.1.29  Commission and Finder Fees.................................26
           5.1.30  Compliance With Sarbanes-Oxley.............................26
           5.1.31  Existing Lease.............................................26

    5.2    Representations and Warranties of the Shareholders.................26

           5.2.1   Acquisition of Shares......................................26
           5.2.2   Effect of Agreement........................................27
           5.2.3   Shareholder; Stock Ownership...............................27

    5.3    Representations and Warranties of Purchaser........................27

           5.3.1   Corporate Organization.....................................27
           5.3.2   Authorization and Effect of Agreement......................28
           5.3.3   No Restrictions............................................28
           5.3.4   Authorization of Shares....................................28
           5.3.5   Compliance With Law; Permits...............................28
           5.3.6   Litigation; Decrees........................................29
           5.3.7   Capitalization.............................................29
           5.3.8   SEC Reports; Disclosure....................................29
           5.3.9   Financial Statements.......................................30
           5.3.10  Absence of Changes.........................................30
           5.3.11  Commissions and Finders Fees...............................30

ARTICLE VI. PRE-CLOSING COVENANTS.............................................30

    6.1    Access to Information..............................................30

    6.2    Conduct of Business................................................30

    6.3    Notification.......................................................32

    6.4    Third Party Consents...............................................32

    6.5    Confidentiality....................................................33

    6.6    Publicity..........................................................33

    6.7    Injunctions........................................................34

    6.8    Satisfaction of Conditions.........................................34


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    6.9    Tangible Net Worth.................................................34

    6.10   Stock Options......................................................34

    6.11   Acquisition Proposals..............................................34

    6.12   Identified Liabilities.............................................34

    6.13   Keys to Properties.................................................34

    6.14   Bank Accounts......................................................35

    6.15   Cancellation of Credit Cards.......................................35

    6.16   Resignation of Officers and Directors..............................35

    6.17   Personal Vehicles..................................................35

    6.18   Authorized Borrowings..............................................35

    6.19   No Amendments to Existing Lease....................................35

    6.20   Tail Insurance.....................................................35

ARTICLE VII. CONDITIONS TO CLOSING............................................35

    7.1    Conditions Precedent to Obligations of Purchaser...................35

           7.1.1   Representations, Warranties and Covenants..................35
           7.1.2   Secretary's Certificate....................................36
           7.1.3   Closing Documents..........................................36
           7.1.4   Governmental Consents or Approvals.........................36
           7.1.5   Release of Liens on the Stock..............................36
           7.1.6   No Adverse Proceedings.....................................36
           7.1.7   Third Party Consents.......................................36
           7.1.8   Material Adverse Effect....................................37
           7.1.9   Opinion of Counsel to the Company and the Shareholders.....37
           7.1.10  Financing..................................................37
           7.1.11  Escrow Agreement...........................................37
           7.1.12  Financial Statements.......................................37
           7.1.13  Due Diligence..............................................37
           7.1.14  Termination of Stock Options...............................37
           7.1.15  Consent of General Electric Capital Company................38
           7.1.16  Payment of Term Note and Consent of Wilmington Trust
                   Company....................................................38
           7.1.17  Identified Liabilities.....................................38

    7.2    Conditions Precedent to Obligations of the Shareholders............38

           7.2.1   Representations, Warranties and Covenants..................38
           7.2.2   Secretary's Certificate....................................38
           7.2.3   Closing Documents..........................................39
           7.2.4   Governmental Consents or Approvals.........................39
           7.2.5   No Adverse Proceedings.....................................39
           7.2.6   Opinion of Purchaser's Counsel.............................39
           7.2.7   Escrow Agreement...........................................39


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ARTICLE VIII. DOCUMENTS TO BE DELIVERED AT THE CLOSING........................39

    8.1    Documents to be Delivered by the Shareholders......................39

           8.1.1   Certificates...............................................39
           8.1.2   Closing Statement..........................................39
           8.1.3   Employment Agreements......................................39
           8.1.4   Subordination Agreement....................................39
           8.1.5   FIRPTA.....................................................40
           8.1.6   Good Standing Certificates.................................40
           8.1.7   Lien Searches..............................................40
           8.1.8   Landlord Consent...........................................40
           8.1.9   Evidence of Resignation of Officers and Directors..........40
           8.1.10  Books and Records..........................................40
           8.1.11  Other Documents............................................40

    8.2    Documents to be Delivered by Purchaser.............................40

           8.2.1   Purchase Price.............................................40
           8.2.2   Good Standing Certificates.................................40
           8.2.3   Employment Agreements......................................40
           8.2.4   Piggyback Registration Rights Agreement....................41
           8.2.5   Other Documents............................................41

ARTICLE IX. POST-CLOSING COVENANTS............................................41

    9.1    Payments Received..................................................41

    9.2    Use of Name........................................................41

    9.3    Financial Statements...............................................41

    9.4    Covenant Not to Compete............................................41

    9.5    Post-Closing Confidentiality.......................................42

    9.6    Calculation of  Earnout Consideration..............................43

    9.7    Post-Closing Notifications.........................................43

    9.8    Subordination Agreements...........................................43

    9.9    SEC Filings........................................................44

ARTICLE X. SURVIVAL AND INDEMNIFICATION.......................................44

    10.1   Survival of Representations and Warranties.........................44

    10.2   Limitations on Liability...........................................44

    10.3   Indemnification....................................................45

    10.4   Defense of Claims..................................................46

    10.5   Insurance Recovery.................................................47

    10.6   Adjustment to Purchase Price.......................................48

    10.7   No Indemnity From the Company......................................48


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ARTICLE XI. TAX MATTERS.......................................................48

    11.1   Tax Sharing and Similar Arrangements...............................48

    11.2   Tax Returns Required to be Filed Prior to Closing..................48

    11.3   Tax Periods Ending on or prior to the Closing Date.................48

    11.4   Indemnification Obligations........................................49

    11.5   Tax Periods Beginning Before and Ending After The Closing Date.....49

    11.6   Cooperation on Tax Matters.........................................49

    11.7   Transfer Taxes.....................................................50

ARTICLE XII. MISCELLANEOUS PROVISIONS.........................................50

    12.1   Break-up Fee.......................................................50

    12.2   Notices............................................................50

    12.3   Dispute Resolution.................................................51

    12.4   Expenses...........................................................51

    12.5   Successors and Assigns.............................................51

    12.6   Waiver.............................................................52

    12.7   Entire Agreement...................................................52

    12.8   Amendments and Supplements.........................................52

    12.9   Rights of the Parties..............................................52

    12.10  Brokers............................................................52

    12.11  Further Assurances.................................................53

    12.12  Governing Law......................................................53

    12.13  Severability.......................................................53

    12.14  Counterparts.......................................................53

    12.15  Titles and Headings................................................53

    12.16  Certain Interpretive Matters and Definitions.......................53

    12.17  Termination........................................................54


                                       v
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                      EXHIBIT AND DISCLOSURE SCHEDULE LIST
                      ------------------------------------

SCHEDULES
---------

Schedule I                Name, Address and Ownership of Shareholders

EXHIBITS
--------

Exhibit A                 Form of Escrow Agreement
Exhibit B-1               Form of Jay Foggy Employment Agreement
Exhibit B-2               Form of Richard Roux Employment Agreement
Exhibit B-3               Form of Mark Stellini Employment Agreement
Exhibit C                 Form of Subordination Agreement
Exhibit D                 Form of Registration Rights Agreement

DISCLOSURE SCHEDULES
--------------------

Schedule 5.1.2            Good Standing
Schedule 5.1.4            Required Consents
Schedule 5.1.6            Non-GAAP Financial Statements
Schedule 5.1.7            Accounts Receivable
Schedule 5.1.8            Inventory
Schedule 5.1.9(a)         Absence of Undisclosed Liabilities
Schedule 5.1.9(b)         Identified Liabilities
Schedule 5.1.11(a)        Contracts and Commitments
Schedule 5.1.11(b)        Consents Required for Scheduled Contracts
Schedule 5.1.12           Title to Assets (Liens)
Schedule 5.1.13           Intellectual Property Liens/Actions/Claims
Schedule 5.1.14           Options and Equity Interests
Schedule 5.1.15(b)        Real Property Leases
Schedule 5.1.16           Insurance
Schedule 5.1.17(g)        Aggregate Salary Increases
Schedule 5.1.18           Customers and Suppliers
Schedule 5.1.19(a)        Labor Agreements
Schedule 5.1.19(b)        List of Employees and Compensation Agreements
Schedule 5.1.19(d)        Labor Matters, Employment Policies
Schedule 5.1.20(a)        Employee Benefit Plans
Schedule 5.1.20(d)        Employee Benefit Plan Exceptions
Schedule 5.1.21           Litigation
Schedule 5.1.22           Governmental Permits
Schedule 5.1.23           Environmental Matters
Schedule 5.1.24(c)        Tax Returns
Schedule 5.1.25(b)        Interested Party Transactions
Schedule 5.1.26           Guarantees and Warranties
Schedule 5.1.28(1)        Credit Cards
Schedule 5.1.28(2)        Bank Accounts


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Schedule 5.2.1            Address of Business and Shareholders
Schedule 5.2.3            Agreements Between Shareholders
Schedule 5.3.3            Purchaser Required Consents
Schedule 5.3.7            Purchaser Capitalization
Schedule 5.3.10           Certain Changes
Schedule 6.10             Option Grants
Schedule 7.1.7            Third Party Consents Required For Closing


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


                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 27th day of January, 2005, by and among Info Systems, Inc., a Delaware corporation (the "Company"), Mark Stellini, a natural person, Emidio F. Stellini, Jr., a natural person, (each of Mark Stellini and Emidio Stellini, a "Majority Shareholder" and collectively, the "Majority Shareholders"), Jay Foggy, a natural person, Richard Roux, a natural person, Jennifer McKenzie, a natural person (each of Jay Foggy, Richard Roux and Jennifer McKenzie, an "Employee Shareholder" and collectively, the "Employee Shareholders" and together with the Majority Shareholders, each a "Shareholder" and collectively, the "Shareholders") and MTM Technologies, Inc., a New York corporation ("Purchaser").

     WHEREAS, the Shareholders, collectively, own all of the outstanding capital stock of the Company (the "Stock"), in the amounts set forth in Schedule I hereto;

     WHEREAS, the Company presently conducts an information technology business and certain management and consulting businesses consisting of providing connectivity (network infrastructure), server architecture (applications, directory and computing infrastructure), convergence (legacy and Voice Over Internet Protocol ("VoIP")), security (assessment, policy design) and storage (SAN, data migration) solutions, as well as telecommunications and structured cabling services, outsourced information technology (IT), staff augmentation and remote network monitoring, management and support services through its Network Operations Center (collectively, the "Business");

     WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Shareholders desire to sell, transfer, and assign to Purchaser, and Purchaser desires to purchase from the Shareholders, all of the Stock;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, promises, and covenants herein contained, the parties hereto agree as follows:

                          ARTICLE I. PURCHASE OF STOCK
                                     -----------------

     1.1 Purchase and Sale of Stock. On the terms and subject to the conditions hereof, at the Closing (as defined in Section 4.1), the Shareholders will sell, transfer, convey, assign, and deliver all of the Stock to Purchaser, and Purchaser will purchase and accept, all right, title, and interest of each of the Shareholders, in and to the Stock.

     1.2 Delivery of Stock. At the Closing, the Shareholders shall deliver to Purchaser certificates evidencing and representing all of the issued and outstanding capital stock of the Company duly endorsed in blank or accompanied by stock powers duly executed in blank in proper form for a transfer, which shall convey to Purchaser all of the Stock free and clear of all liens, pledges and other encumbrances.

     1.3 Further Acts and Assurances. The Shareholders, to the extent possible in their role as owners of the Stock and officers of the Company, shall, at any time and from time to time, take any and all steps necessary to place Purchaser in possession and operating control of the properties and business of the Company and its subsidiaries and the Shareholders will do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to more effectively transfer and confirm to Purchaser or to its successors or assigns, or to reduce to possession, any or all of the stock of the Company and to carry out the purposes and intent of this Agreement.

                     ARTICLE II. SHAREHOLDER REPRESENTATIVE
                                 --------------------------

     2.1 Shareholder Representative. By execution of this Agreement each Shareholder hereby appoints Mark Stellini as the "Shareholder Representative" referred to elsewhere in this Agreement. The Shareholder Representative shall have the authority, for and on behalf of the Shareholders to take such actions and exercise such discretion as are required of the Shareholder Representative pursuant to the terms of this Agreement and any related document or instrument (and any such actions shall be binding on the Shareholders), including without limitation the following:

          (a) to execute stock powers and to receive and hold and deliver to the Purchaser or the Escrow Agent (as hereinafter defined) any other documents relating thereto on behalf of the Shareholders;

          (b) to give and receive communications and notices, to execute, acknowledge, deliver, record and file all ancillary agreements, certificates and documents which the Shareholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement;

          (c) to negotiate, agree to, enter into settlements and compromises of, and demand participation and arbitration and comply with orders and awards of courts and arbitrators with respect to claims for damages and otherwise;

          (d) to receive payments due under this Agreement and the Escrow Agreement (as hereinafter defined) and acknowledge receipt for such payments;

          (e) to waive any breach or default under this Agreement, or to waive any condition precedent to Closing;

          (f) amend this Agreement, the Escrow Agreement or any related document or instrument;

          (g) to terminate this Agreement, the Escrow Agreement or any related document or instrument;

          (h) to receive service of process in connection with any claims under this Agreement, the Escrow Agreement or any related document or instrument;

          (i) to perform the obligations and exercise the rights under any related document or instrument, including the settlement of claims and disputes with Purchaser and the Shareholders; and

          (j) to take all actions necessary or appropriate in the judgment of the Shareholder Representative to accomplish the foregoing actions under this Section 2.1.

     2.2 No Liability for Shareholder Representative. The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision for all the Shareholders hereunder, and shall be final, conclusive and binding upon each such Shareholder, and Purchaser may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of such Shareholder. Purchaser is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

     2.3 Purchaser Representative. By execution of this Agreement each of Jennifer McKenzie hereby appoints Mark Stellini as such Purchaser's "purchaser representative" as such term is defined in Section 230.501(d) of the regulations promulgated under the 1933 Act.. Mark Stellini hereby agrees to act as such "purchaser representative" in accordance with and for the purposes contemplated by such Section 230.501 and by Section 230.506 of such regulations.

                          ARTICLE III. PURCHASE PRICE
                                       --------------

     3.1  Purchase Price.

          (a) Subject to the adjustments set forth in Section 3.1(b) hereof, Purchaser will pay for the Stock an aggregate purchase price consisting of
     (i) $8,300,000 in cash (the "Cash Consideration"), (x) $6,800,000 of which shall be paid on the Closing Date (as defined in Section 4.1) by wire transfer of immediately available funds to such accounts as shall have been designated by the Shareholders to Purchaser prior to the Closing; and (y) $1,500,000 (the "Cash Deposit") of which shall be paid on the Closing Date to JPMorgan Chase Bank, as escrow agent (the "Escrow Agent"), to be held and distributed pursuant to the terms of the Escrow Agreement to be executed by and among the Shareholder Representative, Purchaser, and the Escrow Agent in the form of Exhibit A attached hereto (the "Escrow Agreement"), (ii) certificates representing an aggregate number of shares of the Purchaser's common stock, $.001 par value per share ("Purchaser Common Stock"), determined by dividing $3,200,000 by the greater of (A) the average NASDAQ closing price of Purchaser Common Stock for the 10 business days ending immediately prior to the Closing Date and (B) $2.75, to be issued and delivered as directed by the Shareholder Representative as soon as practicable but no later than 20 days after the Closing Date (the "Stock Consideration"), (iii) subject to the terms and provisions of Section 3.2, the Earnout Consideration on the dates and in the amounts provided in
     Section 3.2, and (iv) subject to the terms and provisions of Section 3.3, $1,000,000 in cash, all of which shall be paid on the date that is twelve months following the Closing Date (the "Additional Cash Consideration" and together with the Cash Consideration, the Stock Consideration and the Earnout Consideration reduced to the extent provided pursuant to Section 3.1(b), the "Purchase Price"). The Cash Consideration shall be applied first to the payment of an amount equal to the par value per share of each share of the Company Preferred Stock (as hereinafter defined) to each holder thereof. After such payment to the holders of the Company Preferred Stock, the balance of the Cash Consideration, the Additional Cash Consideration, the Stock Consideration and the Earnout Consideration shall be distributed and issued to each Shareholder in accordance with the percentages of Common Stock set forth opposite the name of such Shareholder in Schedule I hereto.

          (b) (i) The Company and the Shareholders shall prepare and deliver to Purchaser on the Closing Date a statement (the "Closing Statement") setting forth in reasonable detail (x) a calculation of the estimated Tangible Net Worth of the Business as of the close of business on the day immediately preceding the Closing Date and (y) the Identified Liabilities that have not been paid on or before the Closing Date. The Cash Consideration paid at Closing shall be reduced by an amount equal to the sum of (A) any Identified Liabilities that have not been paid by the Company prior to the Closing Date (and such Identified Liabilities shall be paid by Purchaser) and (B) the amount by which the Tangible Net Worth as set forth in the Closing Statement is less than $1,100,000 (the "Closing Date Cash Reduction"). As used in this Agreement, "Tangible Net Worth" means the sum of the net book value of the assets of the Company, minus the sum of (i) the amount of the liabilities of the Company (other than the Identified Liabilities) and (ii) goodwill. "Net book value" and amounts determined under clauses (i) and (ii) in the preceding sentence shall be determined in accordance with GAAP on a basis consistent with the Interim Balance Sheet, as defined in Section 5.1.6. (Hereinafter, the Tangible Net Worth set forth on the Closing Statement shall be referred to as the "Closing Statement Net Worth"). As used in this Agreement, "Identified Liabilities" means all liabilities or obligations of the Company (whether or not accrued or reflected on the Interim Balance Sheet or arising between the Interim Balance Sheet Date and the Closing Date) arising out of or relating to (i) legal, accounting, investment banking, brokerage, or similar fees or expenses incurred by the Shareholders or the Company in connection with, resulting from, or attributable to, the transactions contemplated by this Agreement, (ii) any amounts due or owed to current or former shareholders of the Company, (iii) any amounts due or owed under the Company's working capital term loan with Wilmington Trust Company, or any successor lender, and (iv) vehicles owned or leased by the Company for the personal use of any of its executives, all as set forth on Schedule 5.1.9(b).

          (ii) Within 45 days after the Closing Date, Purchaser shall prepare and deliver to the Shareholders a statement (the "Post-Closing Statement") setting forth in reasonable detail a calculation of the actual Tangible Net Worth of the Business as of the Closing Date (the "Post-Closing Statement Net Worth") and Identified Liabilities that were not paid on or before Closing, if any (the "Unpaid Identified Liabilities"), determined in accordance with GAAP applied in a manner consistent with the application of those principles in the Interim Balance Sheet, as defined in Section 5.1.6. The Post-Closing Statement shall be final and binding on the Shareholders and the Company unless within 20 business days following the date of delivery of the Post-Closing Statement, the Shareholder Representative notifies Purchaser in writing (a "Section 3.1 Objection Notice") that he does not accept as correct the calculation of the Post-Closing Statement Net Worth or Unpaid Identified Liabilities. If (x) the Shareholders timely deliver a Section 3.1 Objection Notice to Purchaser and (y) within five business days of the receipt of such Section 3.1 Objection Notice, such calculation of the Post-Closing Statement Net Worth and Unpaid Identified Liabilities can not be established by agreement between the Chief Executive Officer of the Purchaser and the Shareholder Representative, then the Purchaser shall instruct the Independent Accountant to determine the calculation of the Post-Closing Net Worth and verify the Unpaid Identified Liabilities made in the Post-Closing Statement. The determination of the Post-Closing Net Worth and verification of Unpaid Identified Liabilities by the Independent Accountant shall be final, conclusive and binding on the Shareholders, the Company and Purchaser. As finally agreed to by the parties or their representatives or as determined by the Independent Accountant, as the case may be, the computations of Post Closing Statement Net Worth and Unpaid Identified Liabilities shall hereinafter be referred to as the "Final Net Worth" and the "Final Liabilities," respectively. For purposes of this Agreement, "Independent Accountant" shall mean Grant Thornton LLP or any other nationally recognized certified public accounting firm as may be mutually agreed upon by the Shareholder Representative and the Purchaser.

          (iii) Once the Final Net Worth and the Final Liabilities are determined, then the Purchase Price shall be either adjusted if no previous adjustment was made based on the Closing Statement, or readjusted if a previous adjustment was made based on the Closing Statement, so that the Purchase Price, as determined before any adjustments under Section 3.1(b), will be reduced by the sum of (x) the amount by which the Final Net Worth as finally determined under this Section 3.1(b) shall be less than $1,100,000 and (y) the actual amount of the Final Liabilities, if any. Final settlement of any adjustment or readjustment with respect to the Closing Statement Net Worth and with respect to the Identified Liabilities shall be made in cash within five business days of the Final Net Worth and Final Liabilities were determined. If the Final Net Worth is less than the Closing Statement Net Worth, or there are Final Liabilities, then the Shareholders, jointly and severally, shall pay the Purchaser cash in an amount equal to the sum of (X) the positive difference, if any, between either (A) the Closing Statement Net Worth if the Closing Statement Net Worth is less than $1,100,000 or (B) $1,100,000 if the Closing Statement Net Worth is greater than $1,100,000, and, in the case of (A) and (B), the Final Net Worth and (Y) the amount of Final Liabilities, if any. If the Final Net Worth is more than the Closing Statement Net Worth, then the Purchaser shall pay the Shareholders, on a pro rata basis, cash in an amount equal to the sum of the difference, if any, between the Closing Statement Net Worth and the Final Net Worth but not in excess of the amount determined in clause (B) of the second sentence of Section 3.1(b)(i).

          (iv) The fees of the Independent Accountant in connection with the determination of Tangible Net Worth and Unpaid Identified Liabilities shall be paid one-half by the Shareholders and one-half by Purchaser.

          (c) All shares of Purchaser Common Stock delivered under this Agreement shall be unregistered shares pursuant to a private placement of Purchaser Common Stock and shall contain the following legend:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES HAVE BEEN

ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SHARES TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS.

THE ISSUER IS AUTHORIZED TO ISSUE SHARES OF MORE THAN ONE CLASS AND TO ISSUE SHARES IN MORE THAN ONE SERIES OF AT LEAST ONE CLASS. THE ISSUER WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

     3.2  Earnout Consideration.

          (a) If the EBITDA attributable to the Business during the period beginning on the first day of the first calendar month following the Closing Date and ending on the date six months thereafter (the "Earnout Period") equals or exceeds $600,000, then Purchaser shall, at the Purchaser's option, either (i) pay $500,000 in cash to the Shareholders, on a pro rata basis or (ii) issue to the Shareholders, on a pro rata basis, certificates representing the number of shares of Purchaser Common Stock determined by dividing $500,000 by the greater of (A) the average NASDAQ closing price of Purchaser Common Stock for the 10 business days ending immediately prior to the end of the Earnout Period and (B) $2.75 (the amounts payable to the Shareholders pursuant to this Section 3.2(a), the "Initial Earnout Consideration"). For each $1.00 of the EBITDA attributable to the Business during the Earnout Period in excess of $600,000, the Purchaser shall, at the Purchaser's option, either (i) pay to the Shareholders, on a pro rata basis, cash in an amount equal to 30% of such excess, or, (ii) issue to the Shareholders, on a pro rata basis, certificates representing the number of shares of Purchaser Common Stock determined by dividing 30% of such excess by the greater of (x) the average NASDAQ closing price of Purchaser Common Stock for the 10 business days ending immediately prior to the end of the Earnout Period and (y) $2.75, (the amounts payable to the Shareholders pursuant to this Section 3.2(b), the "Additional Earnout Consideration" and together with the Initial Earnout Consideration, the "Earnout Consideration"); provided, however, that in no event shall the value of the Additional Earnout Consideration exceed $200,000 (determined in accordance with clause (ii) above). As used herein the term "EBITDA" means net income as determined in accordance with GAAP applied in a manner consistent with the application of those principles in the Interim Balance Sheet (i) less any applicable interest income and plus any applicable interest expense and (ii) plus the any income tax expenses and less any income tax credits and (iii) plus any applicable depreciation and amortization expense.

          (b) No later than 60 days after the end of the Earnout Period, the Purchaser shall provide the Shareholders with a written calculation of the EBITDA attributable to the Business as of such Earnout Period. The Shareholder Representative may dispute such calculation in writing within 10 calendar days of his receipt thereof. In the event that the calculation of the EBITDA for the Earnout Period is the subject of such a dispute, the Chief Executive Officer of the Purchaser and the Shareholder Representative shall attempt to resolve such dispute within 5 business days. If such representatives are unable to resolve such dispute within 5 business days, then the Shareholders and Purchaser shall retain the services of an Independent Accountant to determine EBITDA for such Earnout Period. The Independent Accountant shall consider the dispute and make its determination within 45 days of its retention in connection with such dispute. A determination made by an Independent Accountant hereunder shall be final and binding on both the Shareholders and Purchaser. Any and all expenses incurred in connection with the retention of the Independent Accountant shall be borne one-half by the Shareholders and one-half by Purchaser. The Earnout Consideration shall be paid to the Shareholders within 90 days of the end of the Earnout Period; provided, however, that if there is a dispute regarding the calculation of the EBITDA, the Earnout Consideration shall be paid to the Shareholders promptly following the resolution of such dispute in accordance with this Section 3.2(b).

     3.3 Additional Cash Consideration. If each of Mark Stellini, Richard Roux and Jay Foggy is either (a) employed by the Purchaser, or its affiliates, throughout the period of 12 months following the Closing Date, or (b) not so employed if (i) such employment is terminated by the Purchaser other than for "cause" (as such term is defined in such individual's Employment Agreement) or
(ii) by such individual for "good reason" (as such term is defined in such individual's Employment Agreement), then, the Purchaser shall pay the Additional Cash Consideration to the Shareholders in accordance with Section 3.1(a).

     3.4 Limitations on the Issuance of Purchaser Common Stock. Notwithstanding any provision of this Agreement to the contrary, in the event that any issuance of Purchaser Common Stock to the Shareholders under the terms of this Agreement, when combined with all prior issuances of Purchaser Common Stock to the Shareholders under this Agreement (and any other issuances which for purposes of the NASDAQ Marketplace Rules are required to be included in such calculation) would result in the aggregate issuance of (i) Purchaser Common Stock with voting power equal to or in excess of twenty percent (20%) of the voting power of such shares outstanding as of the date hereof; or (ii) a number of shares of Purchaser Common Stock equal to or in excess of twenty percent (20%) of the number of shares of Purchaser Common Stock outstanding as of the date hereof, then in either case Purchaser shall, at its option, either obtain approval of its shareholders to the issuance of such Purchaser Common Stock within one hundred and twenty (120) days of the date that Purchaser determines that an event described in clauses (i) or (ii) above will occur or make such payment under this Agreement in cash. Notwithstanding the foregoing, no provision of this Section 3.4 shall extend or be deemed to extend the time periods or change the dates for payments of any portion of the Purchase Price as otherwise provided for this Agreement.

                            ARTICLE IV. THE CLOSING
                                        -----------

     4.1 Date of Closing. The consummation of the purchase and sale of the Stock contemplated hereby (the "Closing") shall take place at the offices of Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York 10022, not more than five (5) days following the satisfaction or waiver of the closing conditions set forth in Article VII, or on such other date and at such time as the Shareholders and Purchaser may mutually agree upon in writing. The date on which the Closing is effected is referred to in this Agreement as the "Closing Date." At the Closing, the parties shall execute and deliver the documents referred to in Article VIII.

                   ARTICLE V. REPRESENTATIONS AND WARRANTIES
                              ------------------------------

     5.1 Operating Representations and Warranties. The Majority Shareholders, jointly and severally, make the following representations and warranties to Purchaser, each of which is true and correct as of the date hereof and shall be unaffected by any investigation heretofore or hereafter made by Purchaser.

          5.1.1 Organization. The Company is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease, or otherwise hold its assets or properties owned, leased, or otherwise held by it and to carry on the Business as presently conducted by it.

          5.1.2 Good Standing. The Company is in good standing and duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of its business activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For the purposes of this Agreement, "Material Adverse Effect" shall mean any event, circumstance, condition, fact, effect, or other matter which has had or, as determined on the date of this Agreement and on the Closing Date, could reasonably be expected to have a material adverse effect (i) on the assets or properties of the Company or on the financial condition, prospects, financial projections, or results of operations of the Business taken as a whole or (ii) on the ability of the Company or any Shareholder to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby, except any material adverse effect that affects the general industry in which the Company conducts the Business. Furthermore, no action taken by the Company, the Shareholders or Purchaser pursuant to this Agreement shall be deemed to have a Material Adverse Effect. The states in which the Company is so qualified are listed on Schedule 5.1.2.

          5.1.3 Authorization and Effect of Agreement. The Company has the requisite corporate power to execute and deliver this Agreement and the other agreements to be entered into by it pursuant to this Agreement (the "Company Ancillary Documents") and to perform the transactions contemplated hereby and thereby to be performed by it. The execution and delivery by the Company of this Agreement and the Company Ancillary Documents and the performance by it of the transactions contemplated hereby and thereby to be performed by it have been duly authorized by all necessary corporate and shareholder action on the part of the Company. This Agreement and each Company Ancillary Document have been duly executed and delivered by duly authorized officers of the Company and, assuming the due execution and delivery of this Agreement and, as applicable, any Company Ancillary Document, by Purchaser, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.1.4 No Restrictions Against the Assets and Properties of the Company; Required Consents. The execution and delivery of this Agreement and each Company Ancillary Document by the Company and each Shareholder does not and the performance by the Company and each Shareholder of the transactions contemplated hereby or thereby to be performed by any of them will not (a) conflict with or violate any provision of the articles or certificate of incorporation (or other organizational documents or resolution of the Company's Board of Directors or shareholders) or bylaws of the Company, (b) except as set forth on Schedule 5.1.4, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a benefit under, any provision of any regulatory or governmental license, permit, franchise, authorization, order, registration, certificate, variance or approval (collectively, "Permits"), to which the Company or such Shareholder is a party or by which it or any of its properties are bound, (c) constitute a violation of any law applicable to the Company or such Shareholder or the assets or properties of the Company, or (d) result in the creation of any lien (other than any Permitted Lien, as hereinafter defined) upon any of the assets or properties of the Company, except in the case of clauses (b) or (c) above, for such conflicts, violations, breaches, defaults, accelerations, terminations, modifications, or cancellations that would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or such Shareholder in connection with the execution and delivery of this Agreement or any Company Ancillary Document by the Company or any Shareholder or the performance by the Company or any Shareholder of the transactions contemplated hereby to be performed by it, except for such of the foregoing as are listed or described on Schedule 5.1.4. For purposes of this Agreement, "Governmental Entity" shall mean any U.S. or foreign federal, state, or local government, any agency, board, commission or tribunal of the foregoing, or any official of any of the foregoing.

          5.1.5 No Third Party Options. There are no existing agreements with, options, or rights of, or commitments to any person to acquire any of the assets and properties of the Company or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice with respect to the sale of inventory and the provision of services by the Company.

          5.1.6 Financial Statements. The Company has delivered to Purchaser true and complete copies of the audited balance sheets of the Company and its consolidated Subsidiaries at December 31, 2003 and at September 30, 2004, and the related statements of operations, changes in shareholders' equity and accumulated deficit and cash flow for the fiscal years or interim periods then ended, certified by the Company's independent public accounting firm (collectively, the "Financial Statements"). Except as set forth on Schedule 5.1.6, such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and such balance sheets, including the related notes, fairly present the financial position, assets, and liabilities (whether accrued, absolute, contingent, or otherwise) of the Company at the dates indicated and such statements of operations, changes in shareholders' equity and cash flows fairly present the results of operations, changes in shareholders' equity and cash flows of the Company for the periods indicated. References in this Agreement to the "Interim Balance Sheet" shall mean the balance sheet of the Company as of September 30, 2004 referred to above, and references in this Agreement to the "Interim Balance Sheet Date" shall be deemed to refer to September 30, 2004.

          5.1.7 Accounts Receivable. Except as set forth in Schedule 5.1.7, the accounts receivable of the Company as set forth on the Interim Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practice; and, to the knowledge of the Company, are not subject to valid defenses, set-offs, or counterclaims. The allowance for collection losses on the Interim Balance Sheet has been determined in accordance with GAAP consistent with past practice. There will be no Company account receivable recorded in the Company's books as of the Closing Date that, to the Company's and Shareholders' knowledge, is not or will not be not fully collectible.

          5.1.8 Inventory. Except as otherwise indicated in the Financial Statements of the Company and its consolidated Subsidiaries at and for the period ended September 30, 2004 or as set forth in Schedule 5.1.8, all inventory of the Company, including raw materials, work-in process, and finished goods (collectively, the "Inventory"), reflected on the Interim Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Business; is of good and merchantable quality; consists substantially of a quality, quantity, and condition usable, leasable, or saleable in the ordinary course of the Business; is valued at the lower of cost or market; and is not subject to any write-down or write-off. The Company is not under any liability or obligation with respect to the return of Inventory in the possession of wholesalers, retailers, or other customers.

          5.1.9 Absence of Undisclosed Liabilities; No Other Business. Except as set forth in Schedule 5.1.9(a), the Company has no liabilities or obligations except (a) those liabilities or obligations set forth on the Interim Balance Sheet and not heretofore paid or discharged, (b) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on Schedule 5.1.11(a) or not required to be disclosed because of the term or amount involved, (c) those liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and (d) the Identified Liabilities set forth on Schedule 5.1.9(b). For purposes of this Agreement, the term "liabilities" shall include, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, or responsibility, whether fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured. The Company does not now and has never conducted any business or operations or owned, leased or held any other interest in any property or assets other than in connection with and necessary for the Business.

          5.1.10 Books of Account. The books, records, and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any of the funds of the Company except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of the Company.

          5.1.11  Contracts and Commitments.

          (a) Except as described on Schedule 5.1.11(a), the Company is not a party to any written or oral:

               (i) employment or consulting Contract with an employee or former employee, director, agent, consultant, or similar representative;

               (ii)     collective bargaining agreement with any labor union;

               (iii) Contract for the purchase of, or payment for, supplies or products, or for the performance of services by a third person which supplies products or services to the Company, involving net payments to such person in excess of $450,000 after the date hereof;

               (iv) Contract to sell or supply products or to perform services on an on-going basis which contain commitments for recurring or re-occurring revenue in excess of $50,000 or, if there is no specific revenue commitment, from which the Company expects to receive revenue in excess of $250,000 during the 12 month period following the Closing Date;

               (v) Project-based Contract from which the Company expects to receive revenues exceeding $100,000;

               (vi) Contract for capital expenditures or the acquisition or construction of fixed assets involving in excess of $50,000 for any single project or in excess of $150,000, except such as may be involved in ordinary repair, maintenance, or replacement of the assets and properties of the Company;

               (vii) Contract with the Company's vendors for the purchase of product which provides an amount in excess of $450,000 in net sales of products from such vendors after the date hereof;

               (viii) Contract relating to cleanup, abatement, remediation, or other actions in connection with, or which result or may reasonably be expected to result in the incurrence of, Environmental Costs and Liabilities (as hereinafter defined);

               (ix) Contract granting to any Person a first-refusal, first-offer, or similar preferential right to purchase or acquire any of the assets or properties of the Company;

               (x) any indenture, mortgage, loan, letter of credit, or other credit Contract under which the Company has borrowed or is entitled to borrow any money or issued any note, bond, indenture, or other evidence of indebtedness for borrowed money, or any indemnity, guarantee, or other contingent liability in respect of any indebtedness or obligation of any other Person;

               (xi) Contract with any manufacturer's representative, distributor, or other sales agent;

               (xii) Contract under which the Company is (A) a lessee of, or holds or uses, any material machinery, equipment, vehicle, or other tangible personal property owned by any other Person, (B) a lessor of, or makes available for use by any other Person, any material tangible personal property owned by the Company, or (C) a lessee of, or holds or uses, any Leased Real Property (as hereinafter defined);

               (xiii) management service, investment advisory, investment banking, or other similar Contract;

               (xiv) Contract limiting the freedom of the Company to sell any products or services of any other Person, engage in any line of business, or to compete with or obtain products from any other Person;

               (xv) except for vendor and customer Contracts entered into in the ordinary course of business, real or personal property leases and subcontractor agreements, Contract pursuant to which the Company has agreed to indemnify or hold harmless any Person;

               (xvi) Contract with any officer, director, Affiliate, or stockholder of the Company or with any holder of any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company;

               (xvii)  Contract for any charitable or political contribution;

               (xviii) license, franchise, distributorship, or other Contract which relates in whole or in part to any software (other than off-the-shelf software), patent, trademark, trade name, service mark, or copyright or to any ideas, technical assistance, or other know-how of or used by the Company; or

               (xix) material Contract not made in the ordinary course of business.

          (b) Each of the agreements, contracts, and other instruments, documents, and undertakings listed or required to be listed on Schedule 5.1.11(a) and each other contract, agreement, lease, license, joint venture, purchase order, commitment, and other agreements and arrangements, whether oral or written of the Company (collectively, "Contracts"), under which Purchaser is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms; except for notices, consents, approvals or waivers with respect to the transactions contemplated by this Agreement or restrictions or limitations on the use of proprietary or confidential information or documents required by third persons pursuant to any Contracts, the Company is, and to the Company's and each Shareholders' respective knowledge all other parties thereto are, in compliance with the provisions thereof; except for consents or notices required under the Contracts with respect to the transactions contemplated by this Agreement neither the Company, and to the Company's and each Shareholder's respective knowledge no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, or condition contained therein; and, except for notices, consents, approvals or waivers with respect to the transactions contemplated by this Agreement or restrictions or limitations on the use of proprietary or confidential information or documents required by third persons pursuant to any Contracts, no event has occurred which with or without the giving of notice or lapse of time, or both or a grant of access to or use of proprietary or confidential information or documents by persons or entities other than the Company, employees of the Company or approved subcontractors of the Company, would constitute a default thereunder. Furthermore, no such agreement, contract, instrument, document, or undertaking, in the reasonable opinion of the Company and each Shareholder, contains any contractual requirement with which there is a reasonable likelihood the Company or any other party thereto will be unable to comply. Except as listed on Schedule 5.1.11(b), no written or oral agreement, contract, or commitment described or required to be described on Schedule 5.1.11(a) requires the consent of any party in connection with the transactions contemplated by this Agreement.

          5.1.12 Title to Assets. Except as listed or described on Schedule 5.1.12, the Company has, and following the Closing, will continue to have, good, valid, and marketable title to the assets and properties of the Company free and clear of all liens, other than (a) liens for Taxes, assessments, and other governmental charges which are not due and payable, and (b) mechanics', carriers', workmen's, repairmen's, and other like liens arising or incurred in the ordinary course of business consistent with past practice. The items referred to in the immediately preceding sentence are hereinafter referred to as "Permitted Liens."

          5.1.13 Intellectual Property. The Intellectual Property includes all of the intellectual property rights necessary for the conduct of the Business. Except as set forth on Schedule 5.1.13, the Company has good, marketable, and exclusive title to, or the valid and enforceable power and unqualified right to use, the Intellectual Property, free and clear of all liens. Except as set forth in Schedule 5.1.13, there are no pending, or to the knowledge of the Company and each Shareholder, threatened actions of any nature affecting the Intellectual Property. Schedule 5.1.13 lists all notices or claims currently pending or received by the Company which claim infringement of any domestic or foreign letters patent, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how, or other confidential proprietary information. Except as set forth on Schedule 5.1.13, and to the knowledge of the Company or any Shareholder, no reasonable basis upon which any claim may be asserted against the Company for infringement or misappropriation of any domestic or foreign letters patent, patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademark registrations and applications, trademarks, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how, or other confidential proprietary information held or owned by another Person. All letters patent, registrations, and certificates issued by any Governmental Entity relating to any of the Intellectual Property and all licenses and other Contracts pursuant to which the Company uses any of the Intellectual Property, are valid and subsisting, have been properly maintained. Neither the Company nor to the knowledge of the Company and each Shareholder, any other Person, is in default or violation thereunder (other than with respect to giving notices and obtaining consents, approvals and waivers, if any, to the transactions contemplated by this Agreement). For purposes of this Agreement, "Intellectual Property" shall mean all of the domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, registered copyrights, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications, owned or used by the Company in the operation of the Business, including those listed or described on Schedule 5.1.13, and all trade secrets, technical knowledge, know-how, and other confidential proprietary information and related ownership, use, and other rights of the Company.

          5.1.14 Capitalization. The Company's authorized capital stock consists exclusively of (i) 100 shares of common stock, no par value per share, all of which is voting common stock (the "Company Common Stock"); and (ii) 1500 shares of 6% Preferred Stock, $1,000 par value per share (the "Company Preferred Stock"). Of such shares, 82.7103 shares of Company Common Stock and 600 of the shares of Company Preferred Stock are issued and outstanding and 25 shares of Common Stock are held as treasury stock. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable and have been issued in accordance with all applicable federal and state securities laws. Except as set forth in Schedule 5.1.14, (x) there are no existing options, warrants, calls, unsatisfied preemptive rights or commitments of any character whatsoever, or agreements to grant the same, relating to the Company's capital stock and (y) the Company has no outstanding securities convertible into or exchangeable or exercisable for any shares of capital stock or any options, calls or commitments of any character whatsoever with respect to the issuance of such convertible securities. Except as set forth on Schedule 5.1.14, the Company owns no equity interests, convertible securities, marketable securities, notes or other obligations evidenced by written instruments of any other firm or entity. The Company has never had any subsidiaries except ISI Connect, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company ("ISI"). The Company will dissolve ISI prior to the Closing. Prior to being dissolved, ISI did not (i) own, lease or otherwise hold any assets, (ii) have any liabilities or obligations to any Person, (iii) have any employees or (iv) conduct any operations. Except as set forth on Schedule 5.1.14 and other than the Shareholders, no other person or entity has ever been a shareholder of the Company.

          5.1.15  Real Property.

          (a) Owned Real Property. The Company does not own any real property in fee.

          (b) Leased Real Property. With respect to the Leased Real Property:

               (i) Schedule 5.1.15(b) describes each Real Property Lease by listing the name of the landlord or sublandlord, a description of the leased premises, the commencement and expiration dates of the current term, the security deposited by the Company with the landlord or sublandlord, if any, the monthly rental (including base and all additional rents), and whether the consent of the landlord is required in connection with the transactions contemplated by this Agreement; and

               (ii) each Real Property Lease is, and at Closing shall be, in full force and effect and, except as contemplated hereby, has not been assigned, modified, supplemented, or amended, and neither the Company nor the landlord or sublandlord under any Real Property Lease is in default under any of the Real Property Leases, and, except as set forth on Schedule 5.1.15(b), no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Real Property Lease to terminate any Real Property Lease.

          (c) No Violations. The Real Property and the present uses thereof comply in all material respects with all applicable laws, and the Company has not received any notice, oral or written, from any Governmental Entity, and neither the Company nor the Shareholders have any reason to believe, that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any applicable laws.

          (d) For purposes of this Agreement, "Real Property Leases", shall mean the real property leases which the Company has rights and incidents of interests in and to as lessee and "Leased Real Property" shall mean all of the Company's rights as of the Closing in all of the structures, fixtures, and improvements located thereon.

          5.1.16 Insurance. The Company has insurance policies in full force and effect for such amounts as are sufficient for material compliance with all requirements of law and of all contracts to which the Company is a party or by which it is bound. Set forth in Schedule 5.1.16 is a list of all fire, liability, and other forms of insurance and all fidelity bonds held by or applicable to the Company, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type of coverage, and annual premium. Except as set forth in Schedule 5.1.16, no event relating to the Company has occurred which can reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a material prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two years and, to the knowledge of the Company and each Shareholder, no threat has been made to cancel any insurance policy of the Company during such period. No event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company under any such insurance policies.

          5.1.17 Conduct Since the Interim Balance Sheet Date. Except as contemplated by this Agreement, since the Interim Balance Sheet Date, the Company has not:

          (a) except as set forth on Schedule 5.11(a)(vi), incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

          (b) sold, encumbered, assigned, or transferred any assets or properties, except for the sale of obsolete or worn out equipment and the sale of Inventory in the ordinary course of business consistent with past practice;

          (c) made or suffered any amendment or termination of any contract listed on Schedule 5.1.11(a), or Permit, or cancelled, modified, or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

          (d) suffered any damage, destruction, or loss, whether or not covered by insurance, of any item or items carried on its books of account individually or in the aggregate at more than $25,000, or suffered any repeated, recurring, or prolonged shortage, cessation, or interruption of supplies or utility or other services required by the Company;

          (e) received notice or had knowledge of any actual or threatened labor trouble, strike, or other material occurrence, event, or condition of any similar character;

          (f) except as set forth on Schedule 5.1.11(a)(vi), made commitments or contracts for capital expenditures or capital additions or betterments exceeding $50,000 individually or $150,000 in the aggregate, except such as may be involved in ordinary repair, maintenance, or replacement of the assets and properties of the Company;

          (g) except as set forth on Schedule 5.1.17(g), increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

          (h) changed any of the accounting principles followed by it or the methods of applying such principles;

          (i) except as set forth on Schedule 5.1.11(a)(vi), entered into any transaction other than in the ordinary course of business consistent with past practice;

          (j) suffered any event or circumstance that individually or in the aggregate has had or, as determined on the date of this Agreement and on the Closing Date, could reasonably be expected to have a Material Adverse Effect;

          (k) changed its Tax accounting or Tax reporting principles, practices, methods or policies; or

          (l) made or revoked any election relating to Taxes, or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

          5.1.18 Customers and Suppliers. Schedule 5.1.18 sets forth (a) a list of the ten (10) largest customers of the Company based on sales during the fiscal year ended December 31, 2003 and the nine (9) months ended September 30, 2004, showing the approximate total sales by the Company to each such customer during such periods, and (b) a list of the ten (10) largest suppliers of the Company based on the actual cost of purchases from such supplier, during the fiscal year ended December 31, 2003, and the nine (9) months ended September 30, 2004, showing the approximate total purchases by the Company from each such supplier during such periods. Except as described on Schedule 5.1.18, there has not been any material adverse change in the business relationship of the Company with any customer or supplier named in Schedule 5.1.18, and neither the Shareholders nor the Company have any reason to believe that there will be any such material adverse change in the future either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

          5.1.19  Labor Matters.

          (a) Neither the Company, nor any Affiliate of the Company is a party to or bound by any employment or consulting agreement or any collective bargaining agreement or other labor agreement, or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance, tuition assistance, service award, section 125 cafeteria, vacation, salary continuation, or other incentive or welfare contract, plan, or arrangement except as set forth on Schedule 5.1.19(a) or 5.1.20.

          (b) Schedule 5.1.19(b) hereto contains a true and complete list of all Persons employed by the Company, including date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 5.1.19(a) or 5.1.20(a)), and a list of other terms of any and all agreements affecting such Persons. To the knowledge of the Shareholders and Jim Maher, no employee material to the Company intends to terminate his or her employment with the Company as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

          (c) The Company has not agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Company's respective employees. Neither the Shareholders nor the Company have any knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. There is no labor strike, slowdown, work stoppage, lockout, or material labor dispute actually pending or, to the knowledge of the Company and the Shareholders, threatened against or affecting the Company.

          (d) Except as described on Schedule 5.1.19(d), the Company, with respect to employees, (i) has no written personnel policy applicable to such employees, (ii) is not or within the past five years has not been in violation in any material respect of any applicable laws regarding employment and employment practices, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to terms and conditions of employment, wages and hours, occupational safety and health, and workers' compensation or is engaged in any unfair labor practices, (iii) has no unfair labor practice charges or complaints pending or threatened against it before the National Labor Relations Board, (iv) has no grievances pending or threatened against it, and (v) has no charges pending before the Equal Employment Opportunity Commission of any state or local agency responsible for the prevention of unlawful employment practices.

          5.1.20 Employee Benefit Plans.(a) Set forth on Schedule 5.1.20(a) is a list of each Employee Benefit Plan, except each such Plan which neither the Company nor an ERISA Affiliate sponsored, maintained, contributed to or was required to contribute to at any time during the three year period immediately preceding the Closing Date. For purposes of this Agreement, the term "Employee Benefit Plan" shall mean each employee benefit plan (whether or not within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) multiemployer plan (within the meaning of ERISA Section 3(37) or 4001(a)(3)), written employment or consulting agreement, oral employment or consulting agreement known to the Shareholders, change in control agreement, severance pay plan or agreement, employee relations policy (or practice, agreement or arrangement), agreements with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan, cafeteria or flexible spending account plan and any deferred compensation agreement (or plan, program, or arrangement) covering any present employee of the Company or which is, or at any time during the six year period preceding the Closing Date was, sponsored or maintained by (or to which contributions are, or at any time during the six year period preceding the Closing Date were, or were required to have been, made by) either (i) the Company, or (ii) any other organization which together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (an "ERISA Affiliate").

          (b) The Company has made available to the Purchaser (i) current, accurate and complete copies of each Employee Benefit Plan that is in effect as of the date hereof (including any amendments thereto), and all trust agreements, insurance or annuity contracts, summary plan descriptions, summaries of material modification, and other material agreements, documents or instruments relating thereto; (ii) the most recent audited financial statement with respect to each Employee Benefit Plan required to have an audited financial statement; (iii) copies of the most recent determination letters or opinion letters with respect to any Employee Benefit Plan which is intended to qualify under the Code Section 401(a) (a "Qualified Plan"); and (iv) copies of the three most recent annual reports (Forms 5500) with respect to each Employee Benefit Plan required to file an annual report.

          (c) No Employee Benefit Plan is or has been subject to Title IV of ERISA or Code Section 412.

          (d) Except as set forth on Schedule 5.1.20(d), with respect to each Employee Benefit Plan:

               (i) the Company and each ERISA Affiliate has complied in all material respects with all provisions of such plan, and with ERISA, the Code and other applicable laws and regulations, and no act or omission by the Company, each ERISA Affiliate, or any fiduciary of any such plan has occurred, no event has occurred and no condition exists that will or could be expected to give rise to material liability for a breach of fiduciary responsibilities under ERISA, or to material fines, penalties, excise taxes, corrective payments, fees, sanctions or other payments under ERISA, the Code or other applicable laws or regulations;

               (ii) each such plan which is a Qualified Plan is operated and administered under a prototype plan document that the Internal Revenue Service ("IRS") has approved and for which the IRS has issued an opinion letter, and no event has occurred that will or could be expected to give rise to disqualification or loss of tax-exempt status of any such plan or related trust;

               (iii) each such plan which is a pension plan but is not a Qualified Plan is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and no Company assets are allocated to or held in a "rabbi trust" or similar funding vehicle for any such plan;

               (iv) there are no material reserves, assets, surpluses or prepaid premiums with respect to any such plan which is a welfare plan (within the meaning of ERISA Section 3(1));

               (v) no such plan provides for any post-employment life, medical, dental or other welfare benefits (whether or not insured) for any current or former employee except as required under Code Section 4980B, Part 6 of Subtitle B of Title I of ERISA or applicable state or local law;

               (vi) there have been no claims or notice of claims filed under any fiduciary liability insurance policy, fiduciary bond or indemnification agreement covering any such plan, or any fiduciary with respect to such plan;

               (vii) all payments, contributions, insurance and annuity premiums and salary deferrals elected by an employee or required to have been made by the Company or any ERISA Affiliate under law or under the terms of any Employee Benefit Plan for all complete and partial periods up to and including the date hereof have been made or will be made to the appropriate plan on or before the due date for making such payment;

               (viii) the transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable from such plan being classified as an excess parachute payment under Code
          Section 280G;

               (ix) there are no actions, investigations, suits or claims (other than routine claims or appeals of claims for benefits in the ordinary course) pending or threatened, and there are no facts which have been alleged by a claimant that could give rise to any such actions, investigations, suits or claims (other than routine claims or appeals of claims for benefits in the ordinary course), which could subject either the Company or any ERISA Affiliate to any material liability;

               (x) during the three year period preceding the Closing Date, there have been no corrections, including self-corrections not requiring agency approval, made to such plans pursuant to the Voluntary Fiduciary Correction Program or the Employee Plans Compliance Resolution System; and

               (xi) none of the Shareholders, the Company, any ERISA Affiliate or any other person has engaged in a prohibited transaction (within the meaning of Code Section 4975 or ERISA Section 406) which would subject either the Company or any ERISA Affiliate to any material taxes, penalties or other liabilities resulting from prohibited transactions under Code Section 4975 or under ERISA Sections 409 or 502(i).

          (e) Neither the Company nor any ERISA Affiliate is subject to any legal, contractual, equitable, or other obligation to (i) establish as of any date any employee benefit plan of any nature, including, without limitation, any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice or (ii) continue any employee benefit plan of any nature, including, without limitation any Employee Benefit Plan or any other pension, profit sharing, welfare, or post-retirement welfare plan, or any stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice (or to continue their participation in any such benefit plan, policy or practice) on or after the date hereof.

          (f) The Company and each ERISA Affiliate may, in any manner, subject to the limitations imposed by applicable law and reasonable notice provisions under the applicable Employee Benefit Plan, and without the consent of any employee, beneficiary or other person, prospectively terminate, modify or amend any such Employee Benefit Plan or any other plan, program or practice (or its participation in such Employee Benefit Plan or any other plan, program or practice) effective as of any date on or after the date hereof.

          (g) To the knowledge of the Shareholders, no representations or communications (directly or indirectly, orally, in writing or otherwise) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Employee Benefit Plan have been made prior to the Closing Date to any employee, beneficiary or other person other than those which are in accordance with the terms and provisions of each such Plan as in effect immediately prior to the Closing Date.

          5.1.21 Litigation; Decrees. There are no judicial or administrative actions, proceedings, or investigations pending or, to the Shareholders' knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by the Company or the Shareholders in connection with this Agreement. Except as listed or described on Schedule 5.1.21 or 5.1.23, there are no (a) lawsuits, claims, administrative, or other proceedings or investigations relating to the conduct of the Company pending or, to the Company or the Shareholders' knowledge, threatened by, against, or affecting the Company, or
(b) judgments, orders, or decrees of any Governmental Entity binding on the Company.

          5.1.22 Compliance With Law; Permits. The Company has complied in all material respects with each law to which the Company or its business, operations, assets, or properties is subject and is not currently in violation in any material respects of any of the foregoing. The Company owns, holds, possesses, or lawfully uses in the operation of the Business all material Permits which are necessary for it to operate and conduct its business as now conducted and in compliance in all material respects with all applicable laws. All such Permits are listed and described on Schedule 5.1.22. To the Shareholder's knowledge, the Company is not in default, nor has it received any notice of any claim of default, and to the Shareholders' knowledge, the Company is not in default, with respect to any such Permits. All such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Permits will be materially adversely affected by consummation of the transactions contemplated hereby. No shareholder, director, officer, employee, or former employee of the Company, or any of its respective Affiliates, or any other Person, owns or has any proprietary, financial, or other interest (direct or indirect) in any Permits which the Company owns, possesses, or uses in the operation of its business as now or previously conducted.

          5.1.23  Environmental Matters. Except as set forth in Schedule 5.1.23:

          (a) the Company is in compliance in all material respects with all applicable Environmental Laws;

          (b) there are no judicial or administrative actions, proceedings, or investigations pending or, to the Company or the Shareholders' knowledge, threatened against the Company alleging the violation of, or liability pursuant to, any Environmental Law or Environmental Permit;

          (c) Neither the Company nor any of its Affiliates is subject to Environmental Costs and Liabilities with respect to Hazardous Materials, and no facts or circumstances exist which are reasonably likely to result in the Company incurring Environmental Costs and Liabilities with respect to compliance with the Environmental Laws applicable to the Hazardous Materials.

          (d)  For purposes of this Agreement:

               "Environmental Costs and Liabilities" shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs, and expenses (including fees, disbursements, and expenses of legal counsel, experts, engineers, and consultants and the costs of investigation and feasibility studies, remedial, or removal actions and cleanup activities) arising from or under any Environmental Law or any order or agreement now in effect with any Governmental Entity or other Person.

               "Environmental Laws" means any law (including common law) relating to the environment, natural resources, or public and employee health and safety including, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 33 U.S.C. ss. 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss. 136, et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701, et seq., the Federal Safe Drinking Water Act, 42 U.S.C. ss. 300F, et seq., and the Occupational Safety and Health Act, 29 U.S.C. ss.651, et, seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

               "Environmental Permit" means any permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Law.

               "Hazardous Materials" means any substance, material, or waste which is regulated by any Governmental Entity, including, any material, substance, or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous substance," "restricted hazardous waste," "contaminant," "toxic waste," or "toxic substance" under any provision of Environmental Law, including, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde, and polychlorinated biphenyls.

          5.1.24  Taxes.

          (a) The Company has duly and timely filed all Tax Returns that it was required to file with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed. Each such Tax Return was, when filed, true, correct and complete in all respects. All such Tax Returns have been prepared in a manner consistent with past practice. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been fully paid and all Taxes incurred as of the date of the Interim Financial Statement but not yet due and owing have been adequately reserved for on the Interim Financial Statement. The liability of Company for Taxes with respect to Tax periods (or portions thereof) ending on or prior to the Closing Date does not exceed the amount reflected on the Closing Statement. There are no liens for Taxes upon any of the assets of the Company, except liens for current Taxes not yet due. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company. The Company has complied with all applicable laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax Authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

          (b) All deficiencies asserted or assessments made as a result of any examinations by any Tax Authority of the Tax Returns of the Company have been fully paid, and there are no other audits or other investigations by any Tax Authority in progress, nor has any Shareholder nor the Company received any notice from any Tax Authority that it intends to conduct such an audit or investigation or that any claim for unpaid Taxes has become a lien of any kind against the property of the Company or is being asserted against the Company. No issue has been raised by any Tax Authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. There are presently no outstanding waivers or extensions or requests for waiver or extension of the time within which a tax deficiency may be asserted or assessed.

          (c) Schedule 5.1.24(c) lists all federal, state, local and foreign franchise, sales and Income Tax Returns filed with respect to the Company for taxable periods ending on or after December 31, 2000, indicates those franchise, sales and Income Tax Returns that have been audited and indicates those franchise, sales and Income Tax Returns that currently are the subject of audit. No claim has been made and remains outstanding by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction. The Company has made available to Purchaser complete copies of all franchise and Income Tax Returns and all audit reports issued within the last three (3) years with respect to such Tax Returns. Currently, there are no effective waivers or extensions of any statute of limitations in respect of Taxes, or requests or agreements for the extension of time with respect to a Tax assessment or deficiency, by or with respect to the Company.

          (d) Neither the Company nor any other Person (including any Shareholder) on behalf of the Company have on or prior to the Closing Date
     (A) filed a consent under Code Section 341(f) concerning collapsible corporations, (B) agreed to, or is required to make, any adjustments pursuant to Code Section 481(a) or any similar provision of law nor has any Tax Authority proposed any such adjustment, or has any application pending with any Tax Authority requesting permission for any change in accounting methods that relate to the Company, or (C) executed or entered into a closing agreement pursuant to Code Section 7121 or any similar provision of law with respect to the Company. The Company is not a party to or bound by any Tax allocation, indemnity, sharing or similar arrangement or agreement. The Company (x) is not and has not been a member of an Affiliated Group and
     (y) has no liability for the Taxes of any Person (other than Company) under Treasury Regulation section 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract, or otherwise. None of the Shareholders is a foreign person within the meaning of Code Section 1445.

          (e) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of
     Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986;
     (ii) "tax-exempt use property" within the meaning of Code Section 168(h)(1); (iii) "tax-exempt bond financed property" within the meaning of

     Code Section 168(g); (iv) subject to Code Section 168(g)(1)(A); or (v) "limited use property" within the meaning of Rev. Proc. 2001-28.

          (f) The Company is not a party to or bound by (A) any contract, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser or its Affiliates, or Company by reason of Code Section 280G,
     (B) any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities or (C) any power of attorney with respect to any Tax matter that is currently in force.

          (g) The Company has not constituted a "controlled corporation" (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Code Section 355 (A) in the two (2) years prior to the date hereof or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Code Section 355(e)) in conjunction with the transactions contemplated by this Agreement.

          (h) There is no taxable income of the Company that will be required under applicable Tax law to be recognized by Purchaser or its Affiliates, including the Company after the Closing Date, for a taxable period ending after the Closing Date which taxable income was realized and resulted in economic income (i.e., the receipt of cash or other property arising from such realization) on or prior to the Closing Date.

          (i) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean all federal, state, local, or foreign income, payroll, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, custom duties, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, ad valorem stamp, transfer, workers' compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), or other tax of the same or of a similar nature, including any interest, penalty, fine or addition thereto, whether disputed or not and shall include any transferee or successor liability in respect of Taxes, any liability under a tax sharing arrangement or tax indemnity agreement, or otherwise. The term "Tax Return" means any return, declaration, report, claim for refund, or separate election information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. The term "Affiliated Group" means any affiliated group of corporations within the meaning of Code
     Section 1504(a) or a combined, consolidated or unitary group, or any similar group defined under a similar provision of state, local or foreign law. The term "Income Tax" means any federal, state, local or foreign tax, charge, fee, impost, levy or other assessment which is based upon, measured by, or calculated with respect to (i) net income or profits or (ii) multiple bases, if one or more of the bases upon which the tax is based, by which it is measured, or with respect to which it is calculated is described in clause (i), together with any interest, penalty or addition thereto, whether disputed or not. The term "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto and including any amendment thereof. The term "Tax Authority" means any governmental authority responsible for the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          (j) ISI has been at all times during its existence properly treated as a disregarded entity for federal and state Income Tax purposes.

          (k) ISI has timely paid all Taxes due and payable by ISI.

          5.1.25 Certain Business Practices and Regulations; Potential Conflicts of Interest.

          (a) Neither the Company, its Affiliates, nor any of their respective directors, officers, agents, or employees of has (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or
     (iii) made any other unlawful payment.

          (b) Except as disclosed on Schedule 5.1.25(b), none of the officers or directors or Affiliates of the Company, any Shareholder, or any Person controlled by any of the foregoing (i) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant, or agent of, any Person which is a competitor, lessor, lessee, or customer of, or supplier of goods or services to, the Company, (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests, or other property the use of which is necessary for the Company or the operation of its business, or (iii) has any cause of action or other suit, action, or claim whatsoever against, or owes any amount to the Company other than claims in the ordinary course of business.

          5.1.26 Warranties and Returns. Schedule 5.1.26 sets forth a summary of present practices and policies followed by the Company with respect to guarantees, warranties, and servicing of any products manufactured or sold and services rendered by it, whether such practices and policies are oral or in writing or are deemed to be legally enforceable. Except as set forth on Schedule 5.1.26, to the knowledge of the Company and the Shareholders, there are no written statements, citations, or decisions by any Person stating that any product actually sold by the Company is defective or unsafe or fails to meet any standards promulgated by any such Person.

          5.1.27 Disclosure. No representation or warranty by the Company or any Shareholder contained in this Agreement, and no statement contained in any document (including the financial statements referenced in Section 5.1.6, the Company Ancillary Documents, the closing documents delivered pursuant to Article VIII and the Schedules hereto), list, certificate, or other instrument furnished or to be furnished by or on behalf of the Company or any Shareholder to Purchaser or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or, to the actual knowledge of the Shareholders and Jim Maher omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          5.1.28 Credit Cards and Bank Accounts. Set forth on Schedule 5.1.28(1) is a true and complete list of the Company's employees who have been issued a Company credit card, including the type of card and account number. Set forth on Schedule 5.1.28(2), is a true and complete list of the Company's bank accounts and the authorized signatories for said accounts.

          5.1.29 Commission and Finder Fees. Neither the Company nor any Shareholder nor any Person acting on the behalf of the Shareholders has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any Person.

          5.1.30 Compliance With Sarbanes-Oxley. Except as disclosed on the Interim Balance Sheet or the Financial Statements since December 31, 2001, the Company has not entered into any transaction that would be prohibited by Section 402 of the Sarbanes-Oxley Act of 2002 were the Company registered under Section 12 or 15 of the Securities Exchange Act of 1934, as amended.

          5.1.31 Existing Lease. The current lease agreement between the Company, as tenant, and the Majority Shareholders or an Affiliate thereof, as landlord (the "Existing Lease"), is on an arms length basis and contains market terms and provisions as if such lease was entered into between the Majority Shareholders or an Affiliate thereof, as landlord and a third party, as tenant.

     5.2  Representations and Warranties of the Shareholders.

     Each Shareholder, severally and not jointly, makes the following representations and warranties to Purchaser, each of which is true and correct as of the date hereof and shall be unaffected by any investigation heretofore or hereafter made by Purchaser.

          5.2.1 Acquisition of Shares. Such Shareholder is acquiring its interests in the Purchaser Common Stock acquired or to be acquired under the terms of this Agreement for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Each Shareholder, other than Jennifer McKenzie, is an "accredited investor" as such term is defined in Regulation D under the 1933 Act. Each Shareholder (either alone or together with its purchaser representative (as such term is defined in Section 230.501(d) of the regulations promulgated under the 1933 Act)) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchaser Common Stock and is capable of bearing the economic risks of such investment. Such Shareholder acknowledges and agrees that (i) prior to the date hereof such Shareholder has carefully reviewed Purchaser's (a) Annual Report on Form 10-K for the year ended March 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2004 and Current Reports on Form 8-K filed since March 31, 2004 and (b) Purchaser's definitive proxy statements relating to Purchaser's meeting of shareholders (whether annual or special) held since April 1, 2004 (the items in clauses (a) and (b) collectively, the "SEC Reports"). Such Shareholder had reasonable time and opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the transactions contemplated hereby and to obtain any additional information from the Purchaser. Such Shareholder acknowledges and agrees that the Purchaser Common Stock acquired or to be acquired under the terms of this Agreement has not been registered under the 1933 Act or any applicable state securities or "blue sky" laws and that such shares of Purchaser Common Stock must be held indefinitely unless subsequently registered under the 1933 Act and all applicable state securities and "blue sky" laws or unless an exemption from such registration is available and that the Company's principal place of business and such Shareholder's principal address is at the addresses identified on Schedule
5.2.1 hereto.

          5.2.2 Effect of Agreement. This Agreement, and the other agreements entered into by such Shareholder pursuant to the terms of this Agreement (the "Shareholder Ancillary Documents") have been duly authorized, executed and delivered by such Shareholder and, assuming the due execution and delivery of this Agreement and, as applicable, any Shareholder Ancillary Document, by Purchaser, constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.2.3 Shareholder; Stock Ownership. Such Shareholder is at least 21 years of age and competent to enter into this Agreement. Such Shareholder is the sole beneficial and/or record owner of the number of issued and outstanding shares of capital stock in the Company and other equity interests in the Company set forth opposite his or her name on Schedule I. The address of such Shareholder's principal residence is set forth on Schedule I. Such Shareholder is the beneficial and/or record owner of all of such capital stock and other equity interests, free and clear of any liens, encumbrances or restrictions on transfer of any nature whatsoever other than the obligations of the Shareholder arising under this Agreement. Except for this Agreement and the transactions contemplated hereby, such Shareholder has no legal obligations, absolute or contingent, to any person or firm to sell the Company's capital stock or other equity interests or to enter into any agreement with respect thereto. Except as set forth in Schedule 5.2.3, no Shareholder is a party to any agreement with any other person relating to the capital stock or ownership of the Company and each of the agreements set forth in Schedule 5.2.3 shall be terminated and of no further force and effect on the Closing Date.

     5.3 Representations and Warranties of Purchaser. Purchaser makes the following representations and warranties to the Company and each Shareholder, each of which is true and correct as of the date hereof and shall be unaffected by any investigation heretofore or hereafter made by the Company or the Shareholders.

          5.3.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own, lease, or otherwise hold its properties and assets and to carry on its business as presently conducted.

          5.3.2 Authorization and Effect of Agreement. Purchaser has the requisite corporate power to execute and deliver this Agreement and the other agreements to be entered into by it pursuant to the terms of this Agreement (the "Purchaser Ancillary Documents") and to perform the transactions contemplated hereby and thereby to be performed by it. The execution and delivery by Purchaser of this Agreement and the Purchaser Ancillary Documents and the performance by it of the transactions contemplated hereby and thereby to be performed by it have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and each Purchaser Ancillary Document have been duly executed and delivered by duly authorized officers of Purchaser and, assuming the due execution and delivery of this Agreement and, as applicable, any Purchaser Ancillary Document, by the Company and the Shareholders, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.3.3 No Restrictions. The execution and delivery of this Agreement and each Purchaser Ancillary Document by Purchaser does not and the performance by Purchaser of the transactions contemplated hereby or thereby to be performed by it will not (a) conflict with or violate the certificate or articles of incorporation (or other organizational documents or resolution of Purchaser's Board of Directors or shareholders) or bylaws of Purchaser, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, any provision of any contract or permit to which Purchaser is a party or by which it is bound, or (c) constitute a violation of any law, except in the case of clauses (b) or (c) above, for such conflicts, violations, breaches, or defaults that would not, individually or in the aggregate, (i) materially impair the ability of Purchaser to perform its obligations hereunder or (ii) prevent or materially delay the consummation of the purchase and sale of the Stock contemplated hereby. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or other person is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by it, except for such of the foregoing as are listed or described on Schedule 5.3.3 or 5.3.10.

          5.3.4 Authorization of Shares. The issuance, sale and delivery of the Purchaser Common Stock to the Shareholders has been duly authorized by all requisite corporate action by Purchaser and the Purchaser Common Stock to be issued to the Shareholders, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued and outstanding, fully paid and non-assessable, free and clear of any liens and any restrictions on transfer other than restrictions under applicable federal and state securities laws, this Agreement and the Registration Rights Agreement, and not subject to preemptive or other similar rights of the shareholders of Purchaser. Purchaser has reserved sufficient unissued common stock for issuance of all of the Purchaser Common Stock to be issued to the Shareholders pursuant to this Agreement.

          5.3.5 Compliance With Law; Permits. Except as disclosed in the SEC Reports (as defined herein), Purchaser has complied in all material respects with each law to which Purchaser or its business, operations, assets, or properties is subject and is not currently in violation in any material respects of any of the foregoing. Purchaser owns, holds, possesses, or lawfully uses in the operation of its business all material Permits which are necessary for it to operate and conduct its business as now conducted and in compliance in all material respects with all applicable laws. To Purchaser's knowledge, it is not in default, nor has it received any notice of any claim of default, with respect to any such Permits.

          5.3.6 Litigation; Decrees. There are no judicial or administrative actions, proceedings, or investigations pending or, to Purchaser's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with this Agreement. Except as disclosed in the SEC Reports there are no (i) lawsuits, claims, administrative, or other proceedings or investigations relating to the conduct of Purchaser's business pending or, to Purchaser's knowledge, threatened by, against, or affecting Purchaser or (ii) judgments, orders, or decrees of any Governmental Entity binding on Purchaser that are reasonably likely to result in a Purchaser Material Adverse Effect. For the purposes of this Agreement, "Purchaser Material Adverse Effect" shall mean any event, circumstance, condition, fact, effect, or other matter which has had or, as determined on the date of this Agreement and on the Closing Date, could reasonably be expected to have a material adverse effect (i) on Purchaser's financial condition, prospects, financial projections, or results of operations taken as a whole or (ii) on the ability of Purchaser to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby except any material adverse effect that affects the general industry in which the Purchaser conducts its operations. Furthermore, no action taken by the Company, the Shareholders or Purchaser pursuant to this Agreement shall be deemed to have a Purchaser Material Adverse Effect.

          5.3.7 Capitalization. The authorized capital stock of Purchaser consists of 100,000,000 shares, of which (i) 80,000,000 are designated as Purchaser Common Stock and (ii) 20,000,000 shares are designated as Preferred Stock, $0.001 par value per share (the "Preferred Stock"). Fourteen million (14,000,000) shares of the Preferred Stock are designated as Series A Preferred Stock, 4,200,000 of which are designated as Series A-1 Preferred Stock, 2,600,000 of which are designated Series A-2 Preferred Stock and 7,200,000 of which are designated Series A-3 Preferred Stock. As of the date hereof the issued and outstanding capital stock of Purchaser consists of (i) 6,471,889 shares of Purchaser Common Stock, all of which are validly issued, fully paid and non-assessable, (ii) 3,255,814 shares of Series A-1 Preferred Stock, all of which are validly issued, fully paid and non-assessable, (iii) 2,000,000 shares of Series A-2 Preferred Stock, all of which are validly issued, fully paid and non-assessable and (iv) 3,846,154 shares of Series A-3 Preferred Stock, all of which are validly issued, fully paid and non-assessable. Except as set forth on
Schedule 5.3.7, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Purchaser to issue or sell any shares of capital stock of Purchaser. There are no outstanding or authorized stock appreciation rights, phantom stock or stock rights with respect to Purchaser.

          5.3.8 SEC Reports; Disclosure. Purchaser has made available to the Company a copy of each of the SEC Reports. The SEC Reports, including all financial statements or schedules included in them, (i) complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, on the date of filing thereof, and (ii) did not at the time of filing thereof (or if amended, supplemented or superceded by a later filing, as so amended, supplemented or superceded on the date of such later filing) contain any untrue statement of material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          5.3.9 Financial Statements. The financial statements of Purchaser contained in the SEC Reports (collectively, the "Purchaser Financial Statements") have been prepared in accordance with GAAP consistently applied throughout the periods involved and such Purchaser Financial Statements, including the related notes, fairly present the financial position, assets, and liabilities (whether accrued, absolute, contingent, or otherwise) of Purchaser and its consolidated subsidiaries as of the dates and for the periods indicated; provided, however, that the unaudited interim financial statements included in the Purchaser Financial Statements do not include notes and are subject to normal year-end adjustments (all of which are of a recurring nature and none of which individually or in the aggregate would have a Purchaser Material Adverse Effect).

          5.3.10 Absence of Changes. Except as disclosed in the SEC Reports or on Schedule 5.3.10, since September 30, 2004 there has not been any change in the assets, liabilities, financial condition or operating results of Purchaser from that reflected in the Purchaser Financial Statements, except changes in the ordinary course of business that have not created and are not reasonably likely to create, in the aggregate, a Purchaser Material Adverse Effect.

          5.3.11 Commissions and Finders Fees. Neither Purchaser, nor any Person acting on the behalf of Purchaser has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any Person.

                       ARTICLE VI. PRE-CLOSING COVENANTS
                                   ---------------------

     6.1 Access to Information. Prior to the Closing, upon reasonable notice from Purchaser to the Company, the Shareholders will cause the Company to afford to the officers, attorneys, accountants, or other authorized representatives (including, environmental consultants) of Purchaser reasonable access during normal business hours to the employees, the assets and properties, facilities, and the books and records of the Company so as to afford Purchaser a full opportunity to make such review, examination, and investigation of the Business as Purchaser may desire to make, including an environmental evaluation of the Company. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith. Prior to the Closing, the Shareholders will cause the Company to promptly furnish or cause to be furnished to Purchaser such financial and operating data and other information requested by Purchaser. Solely for avoidance of doubt, and not to imply a limitation on the scope of Section 6.5 hereof, all access to information pursuant to this Section 6.1 shall be subject to the provisions of
Section 6.5 hereof.

     6.2 Conduct of Business. Except as consented to by Purchaser in writing, during the period from the date of this Agreement and continuing until the Closing, the Shareholders will cause the Company to (i) conduct all of the business operations of the Company, including, without limitation, the Business, only in the ordinary course of business and consistent with past practices, (ii) maintain in good repair all of its assets and properties, and (iii) preserve intact the Company's present business operations, keep available the services of the Company's officers and employees, and preserve the Company's relationships with suppliers, customers, licensors, and others having business relationships with the Company. Without limiting the generality of the foregoing, the Shareholders will cause the Company:

     (a) not to amend its Certificate of Incorporation;

     (b) not to propose or effect a split or reclassification of its outstanding share capital or a recapitalization;

     (c) not to issue any capital stock of securities convertible into capital stock or grant any right with respect to the acquisition of any capital stock;

     (d) to pay or discharge when due any liabilities of which the failure to pay or discharge will cause any material damage or risk of material loss to it or any of its assets and properties;

     (e) not to sell, assign, or transfer any of its assets and properties, except for the replacement or betterment of obsolete or worn out equipment and sales of Inventory in the ordinary course of business consistent with past practice, and not permit any of its assets and properties to be subjected to any lien (other than the Permitted Liens);

     (f) except as expressly contemplated by this Agreement, not to make or suffer any material amendment or termination of any contract listed on Schedule
5.1.11 (a) or Permit, or cancel, modify, or waive any substantial debts or claims held by it or waive any rights of substantial value, whether or not in the ordinary course of business;

     (g) not to make commitments or contracts for capital expenditures or capital additions or betterments which exceed $25,000 individually or $100,000 in the aggregate, except such as may be involved in ordinary repair, maintenance, or replacement of its assets and properties;

     (h) not to acquire or agree to acquire any assets except in the ordinary course of business consistent with past practices;

     (i) not to increase the salaries or other compensation of, or make any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or make any increase in, or any addition to, other benefits to which any of its employees may be entitled except in the ordinary course of business consistent with past practices;

     (j) not to change any of the accounting principles followed by it or the methods of applying such principles;

     (k) not to take or omit to take any action as a result of which any representation or warranty of the Company and the Shareholders in Article V would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action;

     (l) not to enter into any contract or other transaction with any Affiliate of the Company or any officer or director of any Affiliate of the Company;

     (m) to maintain its books, accounts, and records in the usual, regular, and ordinary manner or a basis consistent with prior years and where applicable in accordance with GAAP;

     (n) to maintain in full force and effect all insurance described in
Schedule 5.1.16;

     (o) not to make or revoke any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, make any change to any of its methods of accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Return most recently filed prior to the date of this Agreement, in respect of each of the foregoing, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

     (p) not to fail to duly and timely file or cause to be filed all Tax Returns required to be filed with any Tax Authority and promptly pay or cause to be paid when due all Taxes, including interest and penalties levied or assessed; and

     (q) not to agree, in writing or otherwise, to take action or omit to take action that would violate any of the foregoing.

     6.3  Notification.

          (a) The Company and the Shareholders shall provide prompt written notice to Purchaser, and Purchaser shall provide prompt written notice to the Company and the Shareholders (in each case within five business days), of any litigation, arbitration, or administrative proceeding pending or, to its knowledge, threatened against the Company, or any Shareholder, on the one hand, or Purchaser, on the other hand, which challenges the transactions contemplated hereby.

          (b) The Company and the Shareholders will provide prompt written notice to Purchaser (in any event within five business days) of any change in any of the information contained in its representations and warranties made in
Article V or any Exhibits or Schedules referred to herein or attached hereto and shall promptly furnish any information which Purchaser may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made in Article V or any Exhibits or Schedules referred to herein or attached hereto.

     6.4  Third Party Consents.

          (a) Purchaser, on the one hand, and the Company and the Shareholders, on the other hand, will cooperate and use their respective commercially reasonable efforts to, as promptly as practicable, give all notices and obtain all consents, approvals, and waivers required by third persons, including, without limitation, the notices, consents, approvals and waivers listed on
Schedule 5.1.11(b) and of any Governmental Entity, to transfer the Stock to Purchaser in a manner that will avoid any default, conflict, or termination of rights in respect thereof; provided, however, that the parties hereto acknowledge and agree that all of the notices, consents, approvals and waivers required under the Contracts listed on Schedule 5.1.11(b) may not be received prior to Closing and, with respect to such notices, consents, approvals and waivers, the parties' obligations under this Section 6.4 shall continue after Closing. Provided that the Shareholders have performed in good faith their responsibilities under this Section 6.4, the Shareholders shall have no liability to Purchaser for any default, conflict, or termination with respect to any Contract that arises as a result of the consummation of the transactions contemplated by this Agreement unless such Contract was required to be disclosed on Schedule 5.1.11(a) and was not properly disclosed.

          (b) The parties hereto acknowledge and agree that, if any notice or approval contemplated under Section 6.4 hereof is not given or received, as the case may be, and, as a consequence thereof, any customer, vendor, licensor and/or subcontractor or consultant shall attempt to cancel its relationship with the Company as a result of this transaction, or the failure to give notice or the failure to seek and receive approval, the Company and/or the Shareholder Representative shall use commercially reasonable efforts to continue such relationship on such terms and conditions as are acceptable to Purchaser in its reasonable discretion.

     6.5 Confidentiality. Purchaser, on the one hand, and the Shareholders, on the other hand, shall cause the Company to keep confidential all information obtained by it or them with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated, each shall return to the other upon request, without retaining a copy thereof, any schedules, documents, or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (a) is required to be disclosed by law, pursuant to an order or request of a judicial authority or Governmental Entity having competent jurisdiction, or pursuant to the rules and regulations of any national stock exchange applicable to the disclosing party and its Affiliates (provided the party seeking to disclose such information provides the other party with reasonable prior written notice thereof), or (b) which can be shown to have been generally available to the public other than as a result of a breach of this
Section 6.5.

     6.6 Publicity. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

     6.7 Injunctions. Without limiting the generality or effect of any provision of Article VII, if any United States, state, or foreign court having jurisdiction over any party issues or otherwise promulgates any injunction, decree, or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective commercially reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

     6.8 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article VII, prior to the Closing, each of the parties will use their respective commercially reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

     6.9 Tangible Net Worth. The Shareholders hereby covenant and agree that the Tangible Net Worth of the Business as of the Closing Date shall not be less than $1,100,000.

     6.10 Stock Options. The Purchaser has reserved up to 250,000 shares of Purchaser Common Stock for issuance upon exercise of stock options which shall be granted by the Purchaser to the members of the Shareholders' management team and in the amounts listed on Schedule 6.10. Such stock options shall be issued to such individuals pursuant to a stock option agreement to be entered into between the Purchaser and each such individual. Such options shall be granted on the date such persons are employed by Purchaser or an Affiliate thereof and shall have an exercise price equal to the greater of (x) $2.15 or (y) fair market value of the Purchaser Common Stock on the date of such grant. Such options shall vest in equal installments over a four year period beginning on the Closing Date.

     6.11 Acquisition Proposals. From and after the date of this Agreement until the Closing or earlier termination of this Agreement pursuant to Section 12.17, neither the Company nor the Shareholders shall, nor shall they authorize or permit any officer, director, or employee of, or any investment banker, attorney, accountant or other representative retained by any of them, to, solicit, initiate, or encourage submission of any proposal or offer (including by way of furnishing information) from any Person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Company, any recapitalization of the Company, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of the Company.

     6.12 Identified Liabilities. The Shareholders hereby covenant and agree that the Identified Liabilities shall be paid in full on or prior to the Closing Date or by Purchaser at Closing from the Cash Consideration.

     6.13 Keys to Properties. On or prior to the Closing, the Shareholders will cause the Company to deliver to the Purchaser all of the keys and other forms of access (electronic or otherwise) to all of the properties owned or leased by the Company.

     6.14 Bank Accounts. On or prior to the Closing, the Shareholders will cause the Company to provide the Purchaser with evidence, reasonably satisfactory to the Purchaser, of the continuing existence of the bank accounts owned by the Company, including, without limitation, the bank accounts set forth in Schedule 5.1.28(2).

     6.15 Cancellation of Credit Cards. On or prior to the Closing, the Shareholders will cause the Company to provide Purchaser with evidence, reasonably satisfactory to Purchaser, of the cancellation of all of the Company's credit cards including all of the credit cards issued to the employees of the Company and the credit cards set forth on Schedule 5.1.28(1).

     6.16 Resignation of Officers and Directors. On or prior to the Closing, the Shareholders will cause the Company to provide evidence, reasonably satisfactory to the Purchaser of the resignation of all of the officers and directors of the Company and the Company shall have taken all necessary corporate action to effectuate such resignations.

     6.17 Personal Vehicles. On or prior to the Closing, any and all the amounts owed by the Company with respect to its obligations in connection with the vehicles used by the Company's executives for personal use shall have been paid and the Company shall have been released from such obligations.

     6.18 Authorized Borrowings. On the Closing Date, the Shareholders shall cause the Company not to have outstanding under its current revolving line of credit an aggregate amount in excess of $100,000. The Company shall first obtain the prior written approval of Purchaser for any borrowings in excess of $100,000.

     6.19 No Amendments to Existing Lease. For the period commencing on the date hereof until the Closing Date, the Majority Shareholders shall not and shall cause any Affiliate thereof and/or the Company not to amend the Existing Lease.

     6.20 Tail Insurance. The Company shall designate Purchaser's insurance broker as the Company's broker of record under the Company's insurance policies. Such broker shall use reasonable commercial efforts to negotiate tail insurance on market terms for the Company's employee professional liability, errors and omissions and crime insurance coverage. If Purchaser's insurance broker fails to negotiate such coverage on market terms, Purchaser shall advise the Shareholder Representative in writing within five business days after Purchaser is notified of such failure and the Shareholder Representative shall be permitted to attempt to negotiate such tail insurance on market terms for the specified coverage. Purchaser will pay the cost of such tail insurance. Purchaser and the Shareholder Representative shall execute all documents necessary to permit the actions specified in this Section.

                       ARTICLE VII. CONDITIONS TO CLOSING
                                    ---------------------

     7.1 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

          7.1.1  Representations, Warranties and Covenants.

          (a) All representations and warranties of the Company and the Shareholders made in this Agreement or in any Exhibit, Schedule, or document delivered pursuant hereto (including any Company Ancillary Document), shall be true and correct in all material respects as of the date hereof without regard to any schedule updates furnished by the Company or the Shareholders after the date hereof and at and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing.

          (b) The Company and the Shareholders shall have performed and complied with, in all material respects, all the covenants and agreements required by this Agreement to be performed or complied with prior to the Closing.

          (c) Purchaser shall have received a certificate, dated as of the Closing Date, executed on behalf of the Company by authorized officers thereof, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 7.1.1(a) and (b) hereof have been fulfilled.

          7.1.2 Secretary's Certificate. The Company shall have delivered to the Purchaser a certificate executed on behalf of the Company by the authorized Secretary thereof dated the Closing Date certifying with respect to (i) a copy of the Company's certificate of incorporation and bylaws as in effect on the Closing Date and that the Company is not in violation of or default under any provision of its certificate of incorporation or bylaws as of and on such Closing Date, (ii) board resolutions of the Company authorizing the transactions contemplated by this Agreement, and (iii) incumbency matters and such other proceedings relating to the authorization, execution and delivery of this Agreement as may be reasonably requested by the Purchaser.

          7.1.3 Closing Documents. The Company shall have delivered to Purchaser the documents identified in Section 8.1.

          7.1.4 Governmental Consents or Approvals. Each of the approvals, consents, or waivers of any Governmental Entity listed on Schedule 5.1.4 shall have been obtained.

          7.1.5 Release of Liens on the Stock. All liens, pledges and other encumbrances on the Stock and any equity of the Company held as treasury stock shall be satisfied in full and released.

          7.1.6 No Adverse Proceedings. No suit, action, claim, or governmental proceeding shall be pending against, and no order, decree, or judgment of any court, agency, or Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

          7.1.7 Third Party Consents. The Company and the Shareholders shall have obtained and shall have delivered to Purchaser the third-party consents required with respect to the Contracts listed on Schedule 7.1.7, (which consents shall be in form and substance reasonably satisfactory to Purchaser and which in any event shall not, except with the prior written consent of Purchaser, be conditioned upon or subject to the payment of any additional consideration or the modification of the terms of any such Contract.

          7.1.8 Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any Material Adverse Effect with respect to the Stock, the Business, the Company, or any Shareholder.

          7.1.9 Opinion of Counsel to the Company and the Shareholders. Purchaser shall have received the opinion of Potter Anderson & Corroon LLP, Delaware counsel to the Company and the Shareholders and Smith, Katzenstein & Furlow LLP, Federal law counsel to the Company and the Shareholders, each in a form reasonably acceptable to Purchaser, together with reliance letters addressed to such of Purchaser's financing sources as identified by Purchaser prior to Closing and entitling such lenders to rely on such opinion to the same extent as if they were an addressee thereof, if requested by any such lender.

          7.1.10 Financing. Purchaser shall have obtained financing sufficient to consummate the transactions contemplated hereby on terms and conditions satisfactory to Purchaser in its sole discretion.

          7.1.11 Escrow Agreement. The Company and the Shareholder Representative shall have executed and delivered the Escrow Agreement to Purchaser.

          7.1.12 Financial Statements. At the Closing, the Majority Shareholders, at their expense, shall provide Purchaser, with such financial statements of the Company for the Company's fiscal year ended December 31, 2003 and the nine months ended September 30, 2004 as may be required by Rule 3-05 or
Article 11 of Regulation S-X promulgated under the United States Securities Act of 1933, as amended (the "1933 Act"), and the United States Securities Exchange Act of 1934, as amended (the "1934 Act"), in connection with the preparation and filing of any registration statement or periodic report by Purchaser pursuant to the 1933 Act or the 1934 Act, including unqualified opinions thereon of independent public accountants and consents thereof as required by the 1933 Act or the 1934 Act or the rules and regulations thereunder.

          7.1.13 Due Diligence. The Purchaser shall have completed its business and legal due diligence of the Company, including customary reference and background checks on officers, directors and key management personnel, and be satisfied, in its reasonable discretion, with the results of such due diligence review.

          7.1.14 Termination of Stock Options. On or prior to the Closing, the Shareholders shall cause the Company to terminate and cancel (i) all of the options and warrants to purchase the capital stock of the Company granted to any holder of such options and warrants, whether or not such options and warrants are exercisable and whether or not such options have vested under the Company's stock option plan or otherwise, (ii) the Company's stock option plan and all option agreements relating thereto, in accordance with applicable law prior to the Closing and (iii) with the exception of the Stock, any and all of the Company's other equity rights or interests held by any person.

          7.1.15 Consent of General Electric Capital Company. The Purchaser shall have received evidence satisfactory to Purchaser of the consent of General Electric Commercial Credit Capital Company ("GECC"), if required pursuant to the Company's contractual arrangements with GECC, in connection with the Purchaser's assumption of the floor plan financing provided to the Company by GECC.

          7.1.16 Payment of Term Note and Consent of Wilmington Trust Company. The Purchaser shall have received evidence satisfactory to Purchaser of (i) the full payment and release of Company's obligations under that certain term note, dated February 13, 2001, between the Company and Wilmington Trust Company in the aggregate principal amount of $400,000 and (ii) the consent of Wilmington Trust Company in connection with the Purchaser's assumption of the revolving credit facility provided to the Company by Wilmington Trust Company.

          7.1.17 Identified Liabilities. The Identified Liabilities shall have been paid in full, either by the Company or the Shareholders at or prior to Closing or from the Purchase Price otherwise payable to the Shareholders at the Closing.

     7.2 Conditions Precedent to Obligations of the Shareholders. The obligations of the Shareholders under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of the Majority Shareholders:

          7.2.1  Representations, Warranties and Covenants.

          (a) All representations and warranties of Purchaser made in this Agreement or in any Exhibit, Schedule, or document delivered pursuant hereto (including any Purchaser Ancillary Document), shall be true and correct in all material respects as of the date hereof without regard to any schedule updates furnished by the Company after the date hereof and at and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing.

          (b) Purchaser shall have performed and complied with, in all material respects, all the covenants and agreements required by this Agreement to be performed or complied with prior to the Closing.

          (c) The Company shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized officer thereof, certifying in such detail as the Company may reasonably request that the conditions specified in Sections 7.2.1(a) and (b) have been fulfilled.

          7.2.2 Secretary's Certificate. The Purchaser shall have delivered to the Company a certificate executed by its Secretary dated the Closing Date certifying with respect to (i) a copy of the Purchaser's certificate of incorporation and bylaws as in effect on the Closing Date and that the Purchaser is not in violation of or default under any provision of its certificate of incorporation or bylaws as of and on such Closing Date, (ii) board resolutions authorizing the transactions contemplated by this Agreement, (iii) copies of all minutes of all meetings (or excerpts thereof) and all actions by written consent of the shareholders of the Purchaser authorizing the transactions contemplated in this Agreement and (iv) incumbency matters and such other proceedings relating to the authorization, execution and delivery of this Agreement as may be reasonably requested by the Company.

          7.2.3 Closing Documents. Purchaser shall have delivered to the Company the documents and other items identified in Section 8.2.

          7.2.4 Governmental Consents or Approvals. Each of the approvals, consents, or waivers of any Governmental Entity listed on Schedules 5.1.4 and
5.2.3 shall have been obtained.

          7.2.5 No Adverse Proceedings. No suit, action, claim, or governmental proceeding shall be pending against, and no order, decree, or judgment of any court, agency, or other Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

          7.2.6 Opinion of Purchaser's Counsel. The Company shall have received the opinion of Thelen Reid & Priest LLP, counsel to Purchaser, in a form reasonably acceptable to the Shareholder Representative.

          7.2.7 Escrow Agreement. Purchaser shall have executed and delivered the Escrow Agreement to the Majority Shareholders.

             ARTICLE VIII. DOCUMENTS TO BE DELIVERED AT THE CLOSING
                           ----------------------------------------

     8.1 Documents to be Delivered by the Shareholders. At the Closing, the Shareholders will deliver to Purchaser, the following, at the expense of the Shareholders and in proper form for recording where appropriate:

          8.1.1 Certificates. Certificates evidencing the Stock, free and clear of all liens and encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank and with all requisite documentary or stock transfer tax stamps affixed.

          8.1.2  Closing Statement. The Closing Statement required pursuant to
Section 3.1(b)(i).

          8.1.3 Employment Agreements. Executed Employment Agreements between the Purchaser and each of the following individuals: (i) Jay Foggy, (ii) Richard Roux and (iii) Mark Stellini , in substantially the forms attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3, respectively.

          8.1.4 Subordination Agreement. A Subordination Agreement entered into by the Company and each Shareholder and Textron Financial Corporation ("Textron") in the form attached hereto as Exhibit C.

          8.1.5 FIRPTA. An affidavit of each Seller that satisfies the requirements of Section 1445(b)(2) of the Code, in form and substance reasonably satisfactory to Purchaser.

          8.1.6 Good Standing Certificates. Governmental certificates showing that the Company is duly incorporated and in good standing in the state or jurisdiction of their incorporation and in good standing in each state listed on
Schedule 5.1.1, certified as of a date not more than ten days before the Closing Date.

          8.1.7 Lien Searches. Lien Searches for federal and state tax liens, judgment liens, and other liens on standard form of Request for Information (Uniform Commercial Code Form UCC-11) for entries in the names of the Company and the Shareholders (including under any assumed names) completed and certified by the Secretary of State of the applicable state or jurisdiction of its incorporation and any state in which any of the assets and properties of the Company are located, dated in January, 2004 and showing the absence of any such liens on such assets and properties (other than Permitted Liens).

          8.1.8 Landlord Consent. Consent executed by each landlord of the Company required to consent, pursuant to any lease with the Company, to the transactions contemplated by this Agreement.

          8.1.9 Evidence of Resignation of Officers and Directors. Evidence reasonably satisfactory to the Purchaser of the resignation of all of the officers and directors of the Company and of all necessary corporate action by the Company to effectuate such resignations.

          8.1.10 Books and Records. Books and records of the Company, including but not limited to, the seals, minute books, stock ownership books, and such other corporate records relating to the Company as Purchaser may reasonably request.

          8.1.11 Other Documents. Such additional information and materials as Purchaser shall reasonably request.

     8.2 Documents to be Delivered by Purchaser. At the Closing, Purchaser will deliver to the Shareholders, at the expense of Purchaser:

          8.2.1 Purchase Price. A wire transfer to the Shareholders of immediately available funds in the aggregate amount of the Cash Consideration as provided in Section 3.1, to such accounts as the Shareholders specify to Purchaser at least two days prior to Closing.

          8.2.2 Good Standing Certificates. Governmental certificates showing that Purchaser is duly incorporated and in good standing in the State of New York, certified as of a date not more than ten days before the Closing Date.

          8.2.3 Employment Agreements. Executed Employment Agreements between the Purchaser and each of the following individuals: (i) Jay Foggy, (ii) Richard Roux and (iii) Mark Stellini , in substantially the forms attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3, respectively.

          8.2.4 Piggyback Registration Rights Agreement. An executed Piggyback Registration Rights Agreement between the Purchaser and the Shareholders in substantially the form attached hereto as Exhibit D (the "Registration Rights Agreement").

          8.2.5 Other Documents. Such additional information and materials as the Shareholders shall reasonably request.

                       ARTICLE IX. POST-CLOSING COVENANTS
                                   ----------------------

     9.1 Payments Received. After the Closing, the Company, the Shareholders and Purchaser will hold and promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to another party, including any insurance proceeds, and will account to the other for all such receipts.

     9.2 Use of Name. For a period of 6 months following the Closing, Purchaser will use the name "Info Systems, an MTM Company" (or similar formulation) as a doing-business-as (d/b/a) or trade name in conjunction with the name of Purchaser.

     9.3 Financial Statements. The Majority Shareholders, at the expense of Purchaser, shall provide Purchaser, within 15 days after Purchaser's written request therefor, with such financial statements relating to the Company as may be required by Rule 3-05 or Article 11 of Regulation S-X promulgated under the 1933 Act and the 1934 Act, in connection with the preparation and filing of any registration statement or periodic report by Purchaser pursuant to the 1933 Act or the 1934 Act, including unqualified opinions thereon of independent public accountants and consents thereof as required by the 1933 Act or the 1934 Act or the rules and regulations thereunder.

     9.4  Covenant Not to Compete. Except as an employee of the Purchaser, until
(i) with respect to each Majority Shareholder, the third anniversary of the Closing Date and (ii) with respect to each Employee Shareholder, the first anniversary of the Closing Date (such periods being referred to herein as the "Noncompetition Term"), each of the Shareholders severally agrees to refrain from, anywhere in the United States, directly or indirectly through any Affiliate (whether individually or as a principal, officer, director, employee, shareholder, investor, consultant, advisor, partner, joint venturer, agent, equity owner, or in any other capacity whatsoever):

          (a) engaging or participating in any Business Activities; provided, however, that the foregoing shall not be construed to preclude any of the Shareholders, or any of their respective Affiliates from making any investments in the securities of any Person, whether or not engaged in competition with the Purchaser or any Subsidiary thereof, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and such investment does not exceed one percent (1%) of the issued and outstanding shares of such Person or give the Shareholders or any of their respective Affiliates the right or power to control or participate directly in making the policy decisions of such Person. As used herein, the term "Business Activities" shall mean conduct of business as a middle market information technology service provider focused on network management and monitoring, LAN-WAN broadband, security, storage, messaging and VoIP; or

          (b) causing or attempting to cause (A) any customer to whom the Purchaser or any Subsidiary thereof supplies any of its services and/or products to terminate any purchase or other similar contract, or relationship with the Purchaser or any Subsidiary thereof after the Closing or to replace the Purchaser or any Subsidiary thereof as a supplier of products or services, in whole or in part, with any other Person, or (B) any supplier from whom the Purchaser or any Subsidiary thereof purchases raw materials and other products to terminate any supply or other similar contract or relationship with the Purchaser or any Subsidiary thereof; or

          (c) encouraging, soliciting, or inducing any manager, officer, supervisor, or other employee of the Purchaser or any Subsidiary thereof to terminate his or her employment relationship with the Purchaser or any Subsidiary thereof or to become employed by any Person other than the Purchaser or any Subsidiary thereof.

Each of the Shareholders severally acknowledges that the geographic boundaries, scope of prohibited activities, and the Noncompetition Term contained in this
Section 9.4 are reasonable and no broader than necessary to protect the investment by Purchaser in the Stock being purchased pursuant to this Agreement and Purchaser's and its Affiliates ongoing interests in the Company and do not and will not impose any unreasonable burden upon the Shareholders or their respective Affiliates. Each Shareholder severally agrees that (i) any breach by him or it of any of the provisions contained in this Section 9.4 would cause irreparable damage to Purchaser for which monetary damages and other remedies at law may not be adequate, and (ii) Purchaser will be entitled as a matter of right to obtain, without posting any bond whatsoever, a restraining order, an injunction, specific performance, or other form of equitable or extraordinary relief from any court of competent jurisdiction to restrain any threatened or further breach of this Section 9.4 or to require the Shareholder to perform their respective obligations under this Section 9.4, which right to equitable or extraordinary relief will not be exclusive of but will be in addition to all other remedies to which Purchaser may be entitled under this Agreement, at law, or in equity (including, the right to recover monetary damages). If, during any calendar month during the Noncompetition Term, a Shareholder is not in compliance with the terms of this Section 9.4, Purchaser will be entitled, in addition to all other remedies to which it may be entitled, to specifically enforce such non-complying party's compliance with the terms of this Section 9.4 for an additional number of calendar months (over and above the number of calendar months included within the Noncompetition Term) equal to the number of calendar months during which such noncompliance occurred. Each of the Shareholders hereby agrees to waive proof of actual damages in any proceeding for equitable or extraordinary relief. Purchaser and the Shareholder Representative will use reasonable commercial efforts to agree upon a reasonable allocation of a portion of the Purchase Price in consideration of each such Shareholder's agreement to the provisions of this Section 9.4.

     9.5 Post-Closing Confidentiality. For a period of three years after the Closing Date, with respect to each Majority Shareholder, and one year after the Closing Date, with respect to each Employee Shareholder, each Shareholder shall hold in confidence (and not release or disclose to any Person other than

Purchaser and its authorized representatives) and not use for any purpose any
(a) proprietary or other information of the Company or the Purchaser or any of its Affiliates disclosed to the Shareholders or any of the other foregoing Persons in connection with the negotiation or preparation of this Agreement or otherwise in connection with the transactions contemplated hereby or (b) proprietary or other information relating to the Company or the Purchaser that remains after the Closing in the possession of the Shareholders or any of the other foregoing Persons. Notwithstanding the foregoing, the confidentiality obligations of this Section 9.5 shall not apply to information which (i) is required to be disclosed pursuant to an order or request of a judicial authority or Governmental Entity having competent jurisdiction (provided the Shareholders provide Purchaser with reasonable prior written notice thereof), or (ii) which can be shown to have been generally available to the public other than as a result of a breach of this Section 9.5.

     9.6 Calculation of Earnout Consideration.. If the Purchaser makes any changes in the organization of the Company, the tax classification of the Company for Income Tax purposes, the accounting principles of the Company, or the methods of applying such principles, prior to the end of the Earnout Period, which changes would materially affect the computation of the Earnout Consideration, the parties shall make an equitable adjustment in the calculation of the Earnout Consideration to take such changes into account, provided that no such adjustment shall be made with respect to any changes in the accounting principles of the Company that were used prior the Closing if such accounting principles were not in compliance with GAAP. In calculating the Earnout Consideration, (i) no corporate level general and administrative expenses or similar overhead expenses and (ii) no deductions for any one-time or recurring charges to income in respect of integration costs will be allocated to the Business.

     9.7 Post-Closing Notifications. Purchaser and the Shareholders will, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control, export, or other law of any Governmental Entity having jurisdiction over Purchaser or the Shareholders, as applicable. In addition, Purchaser and the Shareholders will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all notices, consents, approvals, and waivers with respect to the transactions contemplated by this Agreement required by third persons pursuant to any Contracts. The parties hereto acknowledge and agree that, if any notice, consent, approval or waiver contemplated under this Section 9.7 is not given or received, as the case may be, and, as a consequence thereof, any customer, vendor, licensor and/or subcontractor or consultant shall cancel or attempt to cancel its relationship with the Company as a result of such failure to give notice or the failure to seek and receive such consent, approval or waiver, the Company and/or the Shareholder Representative shall use commercially reasonable efforts to continue such relationship on such terms and conditions as are acceptable to Purchaser in its reasonable discretion. Provided that the Shareholders have performed in good faith their responsibilities under this Section 9.7, the Shareholders shall have no liability to Purchaser for any default, conflict, or termination with respect to any Contract that arises from the failure to give any such notice or seek and receive any such consent, approval or waiver unless such Contract was required to be disclosed on Schedule 5.1.11(a) and was not properly disclosed.

     9.8 Subordination Agreements. Each of the Shareholders hereby agrees to enter into any subordination agreement requested by any Person who is the Purchaser's senior lender, pursuant to which the Shareholders agree to subordinate their respective rights and interests, if any, in and to the Additional Cash Consideration and the Earnout Consideration to any such Person.

     9.9 SEC Filings. Each of the Shareholders shall file, or cause the filing of, or cooperate with the Purchaser to file, as the case may be, any and all forms, schedules, certificates and/or other documents required under any federal or state securities laws, including, but not limited to, Schedule 13D, Schedule 13G, Forms 3 and Forms 4, as the case may be.

                    ARTICLE X. SURVIVAL AND INDEMNIFICATION
                               ----------------------------

     10.1  Survival of Representations and Warranties.

          (a) Except as to (i) the representations and warranties contained in Sections 5.1.1, 5.1.2, 5.1.3, 5.1.30, 5.2.1, 5.2.2, 5.2.3, and 5.3.4 which shall survive the Closing and remain in effect indefinitely, and (ii) the representations and warranties contained in Sections 5.1.19, 5.1.20, 5.1.23, and 5.1.24 which shall survive the Closing until six (6) months after the expiration of the statute of limitations applicable thereto (giving effect to any waiver, mitigation, or extension thereof), the representations and warranties of the Shareholders and Purchaser contained in this Agreement shall survive the Closing until the expiration of three years from the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss (as hereinafter defined) asserted within such period of survival as herein provided will be timely made for purposes hereof.

     10.2  Limitations on Liability.

          (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any Person entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any Person required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs, and expenses, and any and all claims, demands, or suits (by any Person, including any Governmental Entity), including the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements, and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith, and (v) "Third Party Claim" means any claim, action, or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

          (b) Notwithstanding any other provision hereof or of any applicable law, no Indemnitee will be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under Sections 10.3(a)(i) or 10.3(b)(i), unless and until the aggregate amount of claims in respect of breaches of representations and warranties asserted for Indemnifiable Losses under 10.3(a)(i) or 10.3(b)(i), as applicable, exceeds $50,000, in which event the Indemnitee will be entitled to make a claim against the Indemnifying Party to the extent such aggregate amount of claims for Indemnifiable Losses has exceeded $50,000. Neither the Majority Shareholders (taken together) nor the Purchaser shall be liable for Indemnifiable Losses pursuant hereto to the extent that the aggregate amount thereof exceeds $4,000,000, provided that the foregoing limitation shall not apply to or include any recovery pursuant to the withholding and offset rights of the Purchaser in accordance with Section 10.2(c). No Employee Shareholder shall be liable for Indemnifiable Losses pursuant hereto to the extent that the aggregate amount thereof exceeds the portion of the Purchase Price received by such Employee Shareholder.

          (c) The Purchaser shall be entitled to offset the amount of any Indemnifiable Losses for which it is entitled to indemnification from any Indemnifying Party pursuant to this Article X against any amounts then owing by Purchaser to the Shareholders as Additional Cash Consideration or Earnout Consideration. Without limiting the generality of the foregoing, Purchaser shall be authorized to withhold payment of any such amounts otherwise due to the Shareholders to satisfy any Indemnifiable Losses which are the subject of any claim for indemnification under this Article X (to the extent of such claim) until the earlier of (a) such time as the Purchaser and the Shareholders have agreed in writing on the amount of Indemnifiable Losses to which the Purchaser is entitled in respect of such claim or (b) until such claim has been resolved by a final judgment of a court of competent jurisdiction or an administrative agency having the authority to determine the amount of, and liability with respect to, the item resulting in such Indemnifiable Loss for which indemnification is sought and the denial of, or expiration of all rights to, appeal related thereto.

          (d) Any Indemnity Payments to which Purchaser may become entitled under this Agreement shall be satisfied first by offset against the Additional Cash Consideration and the Earnout Consideration. To the extent that the amount of such offset is less than the Indemnity Payments due to Purchaser, the Indemnity Payments shall be made from the Cash Deposit and the Shareholders shall, at the Shareholders' option, pay any and all remaining Indemnity Payments to Purchaser, subject to Section 10.2(b), either in cash or in shares of Purchaser Common Stock valued at the average NASDAQ closing price of Purchaser Common Stock for the ten (10) business days immediately preceding the date of such payment; provided, however, that the aggregate payment in shares of Purchaser Common Stock shall not exceed 50% of the aggregate amount of such remaining Indemnity Payments.

     10.3 Indemnification. (a) Subject to Sections 10.1 and 10.2, the Majority Shareholders jointly and severally agree to indemnify, defend, and hold harmless Purchaser, the Company and their respective Affiliates and directors, officers, partners, employees, agents, and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

          (i) any breach of representation or warranty of the Shareholders under the terms of this Agreement and any certificate or other document delivered pursuant hereto; provided, however, that, with respect to the representations and warranties in Section 5.2, each Majority Shareholder's indemnification extends only to his personal representations and warranties and not to the representations and warranties of any other Shareholder and, to that end, the indemnifications under this Section 10.3 with respect to Section 5.2 are individual and not joint and several; and

          (ii) any breach or nonfulfillment of any agreement or covenant of the Shareholders under the terms of this Agreement.

     (b) Subject to Section 10.1 and 10.2, Purchaser agrees to indemnify, defend, and hold harmless the Shareholders and their respective Affiliates and directors, officers, partners, employees, agents, and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

          (i) any breach of representation or warranty of Purchaser under the terms of this Agreement and any certificate or other document delivered pursuant hereto; and

          (ii) any breach or nonfulfillment of any agreement or covenant of Purchaser under the terms of this Agreement.

     (c) Subject to Sections 10.1 and 10.2, each Employee Shareholder severally agrees to indemnify, defend, and hold harmless Purchaser, the Company and their respective Affiliates and directors, officers, partners, employees, agents, and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

          (i) any breach of representation or warranty of such Employee Shareholder under Section 5.2 and any certificate or other document delivered by such Employee Shareholder pursuant hereto; and

          (ii) any breach or nonfulfillment of any agreement or covenant of such Employee Shareholder under the terms of this Agreement.

     (d) With respect to the Majority Shareholders' indemnification obligations pursuant to Section 10.3(a) as they concern or relate to an Employee Benefit Plan, Purchaser agrees to use reasonable commercial efforts, if applicable, to mitigate related Indemnifiable Losses through correction under the IRS Employee Plans Compliance Resolution System.

     10.4  Defense of Claims.

          (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 45 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense, unless the Indemnifying Party is also a party to such Third Party Claim and the Indemnitee determines in good faith that joint representation would be inappropriate.

          (b) If, within ten calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 10.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 10.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. A failure to give timely notice or to include any specified information in any notice as provided in Sections 10.4(a) or 10.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was actually and materially prejudiced in its defense of such claim by the failure to receive timely notice.

          (c) The Indemnifying Party will have 30 calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article X.

     10.5 Insurance Recovery. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement, or otherwise under or pursuant to any insurance coverage, the amount of such reduction, less any costs, expenses, premiums, or taxes incurred in connection therewith will promptly be repaid by the Indemnitee to the Indemnifying Party. The Indemnifying Party, in its sole discretion, may elect to subrogate to the rights of the Indemnitee as to any rights to insurance coverage with respect to such Indemnifiable Loss, including but not limited to, defense or indemnity coverage. The Indemnitee shall execute all documents necessary for such subrogation.

     10.6 Adjustment to Purchase Price. Any Indemnity Payment hereunder shall be treated by all parties hereto as an adjustment to the Purchase Price, and the parties hereto shall, and shall cause their Affiliates to, file all Tax Returns in a manner consistent with such treatment.

     10.7 No Indemnity From the Company. The Majority Shareholders are and have been fully involved in the management and affairs of the Company. The Majority Shareholders have made the representations and warranties with respect to the Company and have agreed to make Indemnity Payments hereunder, on a joint and several basis, as the Majority Shareholders of the Company. Following the Closing, any Indemnity Payment required to be paid to Purchaser shall be paid only by the Shareholders and not by the Company. The Shareholders shall not be entitled to be reimbursed by the Company for any amounts paid as Indemnity Payments or otherwise by the Shareholders to Purchaser in accordance with the terms of this Agreement.

                            ARTICLE XI. TAX MATTERS
                                        -----------

     11.1 Tax Sharing and Similar Arrangements. The Shareholders agree that all tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated on or before the Closing Date; and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

     11.2 Tax Returns Required to be Filed Prior to Closing. With respect to Tax Returns required to be filed by or on behalf of the Company during the period between the execution of this Agreement and the Closing, the Majority Shareholders shall cause the Company to provide Purchaser with copies of such completed Tax Returns at least 20 days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser's review and approval (unless such 20-day period is not feasible given the date of execution of this Agreement and the due date of the Tax Return, in which case, the Shareholders shall provide copies of such Tax Returns to Purchaser as soon as practicable after execution of this Agreement).

     11.3 Tax Periods Ending on or prior to the Closing Date. Purchaser shall timely prepare or cause to be prepared all Income Tax Returns for the Company which relate to Tax periods ending on or prior to the Closing Date and which are required to be filed after the Closing Date and the Company shall pay all Taxes due; provided that the Majority Shareholders shall promptly reimburse Purchase and the Company (i) for any Taxes of the Company for such Tax periods and (ii) cost of preparing and filing such Tax Returns, in the case of (i) and (ii) to the extent such amounts are not reflected in the calculation of Final Net Worth (such Taxes and expenses not reflected in the calculation of Final Net Worth are referred to herein as "Section 11.3 Unexpected Taxes") and provided, further, that the Majority Shareholders' aggregate liability under this Section 11.3 and
Section 11.5 shall be limited to the amount by which the Final Net Worth, after reduction by the amount of the Unexpected Taxes (as defined below), would have been less than $1,100,000. All such Tax Returns shall be prepared in a manner consistent with prior practice. Purchaser shall permit the Shareholder Representative to review and comment on each such Tax Return prior to filing. As used herein the term "Unexpected Taxes" shall mean the sum of the Section 11.3 Unexpected Taxes and the Section 11.5 Unexpected Taxes."

     11.4 Indemnification Obligations. Neither the filing by Purchaser of Tax Returns related to Tax periods (or portions thereof) ending on or prior to the Closing Date or anything else contained in this Agreement shall excuse the Shareholders from their indemnification obligations pursuant to Section 10.3 with respect to Taxes; provided, however, that the Shareholders' obligation to indemnify shall not extend to penalties or interest that are directly attributable to the acts or omissions of Purchaser in respect of such filing or other acts required to be performed by Purchaser pursuant to this Agreement.

     11.5 Tax Periods Beginning Before and Ending After The Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all Tax periods which begin before the Closing Date and end after the Closing Date, and the Company shall pay all Taxes due, provided however that Majority Shareholders shall promptly reimburse Purchaser and the Company (i) for any Taxes of Company to the extent allocable to the portion of the taxable period ending on or prior to the Closing Date and
(ii) 50% of the costs of preparing and filing such Tax Returns, in each case, to the extent that such amounts are not reflected in the calculation of Final Net Worth, (such Taxes not reflected in said calculation hereinafter being referred to as "Section 11.5 Unexpected Taxes"); and provided further, that the Majority Shareholders' aggregate liability under this Section 11.5 and Section 11.3 shall be limited to the amount by which Final Net Worth, after reduction by the amount of the Unexpected Taxes, would have been less than $1,100,000. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that is allocable to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Income Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Income Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

     11.6 Cooperation on Tax Matters. Purchaser and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article XI and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Purchaser and Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (giving effect to any waiver, extension or mitigation thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so request, Purchaser or Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

     11.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes (including all applicable real estate transfer Taxes) and all conveyance fees, recording charges and other fees and charges (including any penalties, interest and additions to Tax) ("Transfer Taxes"), if any, arising out of or incurred in connection with this Agreement shall be paid by Shareholders when due, and Shareholders shall, at their own expense, timely file all necessary Tax Returns and other documentation with respect to such Taxes, fees, and charges, and if required by law, Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding the foregoing provisions of this Section 11.7, the Shareholders shall have no obligations or liability with respect to stock transfer Taxes, or similar Taxes or assessments, relating directly to the issuance by Purchaser of the Stock Consideration pursuant to
Section 3.1(a).

                     ARTICLE XII. MISCELLANEOUS PROVISIONS
                                  ------------------------

     12.1 Break-up Fee. If Purchaser is unable to consummate the transaction contemplated in Section 1.1 due solely to the failure to satisfy the condition set forth in Section 7.1.10, Purchaser shall pay to the Company a "break-up" fee in an amount equal to the fees and expenses reasonably incurred by the Company and the Shareholders in connection with the transactions contemplated by this Agreement, but not in excess of $100,000 (the "Break Up Fee"). The Break Up Fee shall be paid by certified check or wire transfer to such account as the Company designates. The parties to this Agreement agree that if the Break Up Fee is payable hereunder, the right of the Company to receive such amount shall constitute the sole and exclusive remedy of the Company and the Shareholders for, and such amount shall constitute liquidated damages in respect of, the failure to consummate such transaction.

     12.2 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address or facsimile number specified below:

          (a)  If to the Company, to:

          Info Systems, Inc.
          590 Century Boulevard
          Wilmington, DE  19808
          Attention:  Mark Stellini

          with a copy to, which copy shall not constitute notice:

          Potter Anderson & Corroon LLP
          Hercules Plaza
          1313 North Market Street
          Wilmington, DE 19801
          Attention: Somers S. Price, Jr., Esq.

          (b)  If to Purchaser, to:

          MTM Technologies, Inc.
          850 Canal Street
          Stamford, Connecticut 06902
          Facsimile No.: 203.975.3776
          Attention:  John F. Kohler, Esq.

          with a copy to, which copy shall not constitute notice:

          Thelen Reid & Priest LLP
          875 Third Avenue
          New York, New York 10022
          Facsimile No.: 212.603.2001
          Attention:  E. Ann Gill, Esq.

          (c) If to a Shareholder, to the address of such Shareholder as set forth on Schedule I hereto,

or to such other address or facsimile number as any such party may from time to time designate as to itself by like notice.

     12.3 Dispute Resolution. Any controversy or claim arising out of or relating to a party's performance or non-performance under this Agreement, or the interpretations, validity or effectiveness of this Agreement, and any other provision of this Agreement, in the event the parties fail to agree, shall, upon the written request of a party, be referred to the Shareholder Representative and the Chief Executive Officer of the Purchaser for resolution. Such representatives shall promptly meet and, in good faith, attempt to resolve the controversy, claim or issues referred to them. Any action in regard to this Agreement or arising out of the terms and conditions thereto shall be instituted and litigated in the federal or state courts located in the State of Delaware.

     12.4 Expenses. Except as otherwise expressly provided herein, the Company and the Shareholders will pay any expenses incurred prior to Closing by the Company or the Shareholders incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. In any action to enforce any of the terms of this Agreement, the prevailing party in such action shall be entitled to recover its attorneys' fees and costs.

     12.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, that Purchaser may make a collateral assignment of its rights under this Agreement to any lender who provides funds to Purchaser for the acquisition of the Stock. The Shareholders shall execute acknowledgements of such collateral assignments in such forms as Purchaser or Purchaser's lender(s) may from time to time reasonably request. In the event of such a proposed assignment by Purchaser, the provisions of this Agreement shall inure to the benefit of and be binding upon Purchaser's assigns.

     12.6 Waiver. Purchaser, on the one hand and the Majority Shareholders, on the other hand, by written notice to the other may (a) extend the time for performance of any of the obligations of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered in connection herewith,
(c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that no such party may, without the prior written consent of the other party, make or grant such extension of time, waiver of inaccuracies, or compliance or waiver or modification of performance with respect to its (or any of its Affiliates) representations, warranties, conditions, or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions, or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

     12.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and any other documents and instruments delivered pursuant hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer, or representative thereof) relating to the matters contemplated hereby. This Agreement (together with the Exhibits and Schedules hereto and any other documents and instruments delivered pursuant hereto) constitutes the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates or any other person with respect to the subject matter of this Agreement except as expressly set forth herein. Each party hereby acknowledges that no other party or any other person or entity has made any promises, warranties, understandings or representations whatsoever, express or implied, not contained in this Agreement and acknowledges that it has not executed this Agreement in reliance upon any such promises, representations, understandings or warranties not contained herein. There are no promises, covenants or undertakings other than those expressly set forth or provided for in this Agreement.

     12.8 Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by the parties hereto.

     12.9  Rights of the Parties. Except as provided in Articles II and X or in
Section 12.5, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     12.10 Brokers. Purchaser shall indemnify and hold harmless the Shareholders, and the Majority Shareholders shall jointly and severally indemnify and hold harmless Purchaser and the Company, from and against any liability, claim, loss, damage, or expense incurred by Purchaser and the Company or by the Shareholders, respectively, relating to any fees or commissions owed to any broker, finder, or financial advisor as a result of actions taken by

Purchaser or the Company or by the Shareholders, respectively, in connection with this Agreement or the transactions contemplated hereby.

     12.11 Further Assurances. From time to time, as and when requested by either party, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

     12.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

     12.13 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

     12.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

     12.15 Titles and Headings. Titles and headings to articles and sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     12.16  Certain Interpretive Matters and Definitions.

          (a) Unless the context otherwise requires, (i) all references to Sections, Articles, Schedules, or Exhibits are to Sections, Articles, Schedules, or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis ("GAAP"),
     (iv) words in the singular include the plural and vice versa, (v) "affiliate" or "Affiliate" has the meaning given to such term in Rule 12b-2 of Regulation 12B under the 1934 Act, (vi) words of any gender shall include each other gender, (vii) "include," "including," and their derivatives shall mean "including without limitation," (viii) "person" or "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity or Governmental Entity, and (ix) "Subsidiary" or "Subsidiaries" shall mean any other corporation, limited liability company, association, joint stock company, joint venture or business trust of which, as of the date hereof or hereafter, (i) more than fifty percent (50%) of the outstanding voting stock, share capital or other equity interests is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or (ii) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein, Subsidiary(ies) shall refer to the Company's Subsidiary(ies). All references to "$" or dollar amounts will be to lawful currency of the United States of America.

          (b) When used herein, the terms "ordinary cause", "ordinary course of business", and words like import shall mean actions taken by a Person where
     (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

          (c) No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     12.17 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date as follows: (w) by mutual agreement of Purchaser, the Company and the Majority Shareholders, (x) by Purchaser or the Majority Shareholders, if the conditions set forth in Article VII shall not have been complied with in all material respects and such noncompliance or nonperformance shall not have been waived by Purchaser or the Majority Shareholders, as the case may be, or cured or eliminated by Purchaser or the Majority Shareholders, as the case may be, on or before March 31, 2005, (y) by Purchaser, on the one hand, or the Majority Shareholders, on the other hand, if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof; or (z) by Purchaser, on the one hand, or the Company and the Majority Shareholders, on the other hand, if, prior to the Closing Date, the other party is in breach in any material respect of any representation, warranty, covenant, or agreement herein contained and such breach shall not be cured within five business days of the date of notice of breach served by the party claiming such breach. If this Agreement is terminated pursuant to this
Section 12.17, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or shareholders hereunder, except for obligations under Article X, which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         COMPANY:

                                         INFO SYSTEMS, INC.


                                         By:    /s/ Mark Stellini
                                                -----------------------------
                                         Name:  Mark Stellini
                                         Title: President


                                         SHAREHOLDERS:


                                         /s/ Mark Stellini
                                         ------------------------------------
                                         Mark Stellini


                                         /s/ Emidio F. Stellini, Jr.
                                         ------------------------------------
                                         Emidio F. Stellini, Jr.


                                         /s/ Jay Foggy
                                         ------------------------------------
                                         Jay Foggy


                                         /s/ Richard Roux
                                         ------------------------------------
                                         Richard Roux


                                         /s/ Jennifer McKenzie
                                         ------------------------------------
                                         Jennifer McKenzie


                                         PURCHASER:

                                         MTM TECHNOLOGIES, INC.


                                         By:
                                                /s/ Francis J. Alfano
                                                -----------------------------
                                         Name:  Francis J. Alfano
                                         Title: Chief Executive Officer


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